Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AMERICAN INTERNATIONAL GROUP, INC.,

VENUS HOLDINGS LIMITED

and

VALIDUS HOLDINGS, LTD.

Dated as of January 21, 2018

i

EXHIBITS

Exhibit A	Statutory Merger Agreement
Exhibit B	Company Bye-Law Amendment

SCHEDULES
Schedule I	Required Regulatory Approvals

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 21, 2018, among Validus Holdings, Ltd., a Bermuda exempted company (the “Company”), American International Group, Inc., a Delaware corporation (“Parent”), and Venus Holdings Limited, a Bermuda exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS the Board of Directors of each of the Company (the “Company Board”), Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) (i) have approved the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”), so that immediately following the Merger, the Company will be a wholly owned Subsidiary of Parent, (ii) have determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of and fair to the Company, Parent or Merger Sub, as applicable and (iii) have declared the advisability of this Agreement, the Statutory Merger Agreement and the Merger;

WHEREAS the Company Board has (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the preferred shares of the Surviving Company as described in Section 3.01(d) constitute fair value for each Series A Preferred Share in accordance with the Bermuda Companies Act, (iii) determined that the preferred shares of the Surviving Company as described in Section 3.01(e) constitute fair value for each Series B Preferred Share in accordance with the Bermuda Companies Act, (iv) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company, (v) approved the Merger, this Agreement and the Statutory Merger Agreement and (vi) resolved, subject to Section 6.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the Company’s shareholders;

WHEREAS the Company Board has (i) approved the Company Bye-Law Amendment and (ii) resolved to recommend approval of the Company Bye-Law Amendment to the Company’s shareholders; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreements may omit provisions or the Company in its sole discretion may waive or amend provisions in such agreements, in which case the corresponding provisions of the Confidentiality Agreement shall be contemporaneously amended or waived; provided, further, that no such confidentiality agreements shall prohibit or prevent the Company from disclosing to Parent the terms and conditions of any Takeover Proposal or the identity of the Person or group of Persons making such Takeover Proposal or otherwise keeping Parent reasonably informed of the developments with respect to any Takeover Proposal (including any changes thereto) or otherwise complying with its obligations hereunder.

“Action” means any legal or administrative proceeding, suit, investigation, arbitration or action.

“Adverse Recommendation Change” has the meaning set forth in Section 6.02(d).

“Adviser Compliance Policies” has the meaning set forth in Section 4.27(a)(iv).

“Advisers Act” means the Investment Advisers Act of 1940.

“Advisory Client Consent” has the meaning set forth in Section 6.15.

“Advisory Contract” means any written agreement pursuant to which any IA Subsidiary provides investment advisory, investment management, commodity trading or collateral management services (including subadvisory services) to a Client.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternate Fee” has the meaning set forth in Section 8.03(a)(ii).

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable SAP” means, with respect to any Company Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the Insurance Law of such Company Insurance Subsidiary’s domiciliary jurisdiction.

“Appraisal Withdrawal” has the meaning set forth in Section 3.05(b).

“Appraised Fair Value” has the meaning set forth in Section 3.05(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.03(a).

“Bermuda Companies Act” has the meaning set forth in Section 2.01.

“Book-Entry Share” has the meaning set forth in Section 3.01(c).

“business day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Bermuda are authorized or required by Law to be closed.

“Capitalization Date” has the meaning set forth in Section 4.02(a).

“Certificate” has the meaning set forth in Section 3.01(c).

“Certificate of Merger” has the meaning set forth in Section 2.02.

“Claim” has the meaning set forth in Section 6.09(b).

“Client” means any Private Fund or other client to which any IA Subsidiary provides investment advisory (including any subadvisory) or commodity trading advisory services.

“Closing” has the meaning set forth in Section 2.06.

“Closing Date” has the meaning set forth in Section 2.06.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.02(d).

“Company Award” means a Company Restricted Share, Company Performance Share or Company RSU Award, as applicable.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(b).

“Company Bye-Law Amendment” means the amendment to the Company’s Bye-Laws set forth on Exhibit B.

“Company Bye-Laws” means the Company’s Amended and Restated Bye-Laws, as amended up to and including the date of this Agreement.

“Company Charter” means the Company’s Memorandum of Association, as amended up to and including the date of this Agreement.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Employee” has the meaning set forth in Section 6.11(a).

“Company Insurance Approvals” has the meaning set forth in Section 4.04.

“Company Insurance Subsidiary” has the meaning set forth in Section 4.17(a).

“Company Lease” means any lease, sublease, license or other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) or has the right to use or occupy, now or in the future, any real property.

“Company Notice” has the meaning set forth in Section 6.02(d).

“Company Organizational Documents” means the Company Charter and the Company Bye-Laws.

“Company Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA) covering current or former directors, officers or employees of the Company or any of its Subsidiaries that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, other than any such employee pension benefit plan required by applicable Law or sponsored by a Governmental Authority.

“Company Performance Share” has the meaning set forth in Section 3.03(a)(ii).

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, officers or employees of the Company or any of its Subsidiaries, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) a Company Pension Plan, (c) a share option, share purchase, share appreciation right, restricted share, restricted share unit or other share- or equity-based compensation agreement, program or plan, (d) an individual employment, consulting, severance, change of control, retention or other similar agreement between such Person and the Company or any of its Subsidiaries or (e) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, paid time off, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, other than, in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law, sponsored by a Governmental Authority, or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

“Company Reinsurance Contracts” has the meaning set forth in Section 4.20.

“Company Restricted Share” has the meaning set forth in Section 3.03(a)(i).

“Company Rights” has the meaning set forth in Section 4.02(b).

“Company RSU Award” has the meaning set forth in Section 3.03(a)(iii).

“Company SEC Documents” has the meaning set forth in Section 4.05(a).

“Company Securities” has the meaning set forth in Section 4.02(b).

“Company Share Plans” means, collectively, (i) the Amended and Restated 2005 Long Term Incentive Plan, as amended from time to time, and (ii) the Directors Stock Compensation Plan.

“Company Shareholder Approval” has the meaning set forth in Section 4.03(d).

“Company Shareholders Meeting” has the meaning set forth in Section 6.03(b).

“Company Shares” has the meaning set forth in Section 3.01.

“Company Statutory Statements” has the meaning set forth in Section 4.18(a).

“Company Termination Fee” means a cash amount equal to $162,000,000.

“Confidentiality Agreement” means the confidentiality agreement, dated December 1, 2017, by and between the Company and Parent, as amended by the letter agreement, dated January 5, 2018, by and between the Company and Parent.

“Consent” means any consent, waiver, approval, license, Permit, order, non-objection or authorization.

“Continuation Period” has the meaning set forth in Section 6.11(a).

“Contract” means, with respect to any Person, any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed, lease, sublease, license, contract or other agreement, to which such Person is a party or by which such Person’s assets or properties are bound.

“Data Room” means the electronic data room maintained by the Company, made available to Parent and its Affiliates and hosted by Intralinks, Inc., titled “Project Venus”.

“Director RSU Award” has the meaning set forth in Section 3.03(a)(iii).

“Directors Stock Compensation Plan” means the Directors Stock Compensation Plan, as amended from time to time.

“Dissenting Shares” means Company Shares held by a holder of Company Shares, Series A Preferred Shares or Series B Preferred Shares who (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Shares, Series A Preferred Shares or Series B Preferred Shares to require appraisal of their Company Shares, Series A Preferred Shares or Series B Preferred Shares pursuant to the Bermuda Companies Act, (c) perfected such right to appraisal and (d) did not deliver an Appraisal Withdrawal.

“Effective Time” has the meaning set forth in Section 2.02.

“Equity Award Exchange Ratio” means the quotient obtained by dividing (a) the Merger Consideration by (b) the volume weighted average closing price per share of Parent Common Stock as traded on the New York Stock Exchange, measured on a cumulative basis over the ten (10) consecutive trading days ending on the complete trading day immediately prior to the Closing Date, rounded up to the fourth decimal place.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 4.10(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Existing Debt Documents” has the meaning set forth in Section 6.16.

“FASB” means the Financial Accounting Standards Board.

“Filed SEC Documents” has the meaning set forth in Article IV.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, legislature, political subdivision, court, board, regulatory or administrative agency, self-regulatory agency, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IA Filings” has the meaning set forth in Section 4.27(a)(ii).

“IA Subsidiaries” means AlphaCat Managers Ltd. and AlphaCat Capital Inc.

“Indebtedness” has the meaning set forth in Section 6.01(a)(v).

“Indemnitee” has the meaning set forth in Section 6.09(a).

“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies, whether federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators (including, for the avoidance of doubt, Lloyd’s Regulations and the handbooks of the UK Financial Conduct Authority and the UK Prudential Regulation Authority, respectively).

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies, under Insurance Laws.

“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent application; any trademark, service mark, trade name, logo, business name, brand name, Internet domain name, social media identifier, design right and other similar designations of source or origin, including any and all goodwill associated therewith; any copyright, copyrightable subject matter or database rights (including rights in Software); all registrations and application to register or renew the registration of any of the foregoing, and any trade secret, know-how, invention, process, formula, algorithm, model, data and other information of a confidential nature (collectively, “Trade Secrets”).

“Intervening Event” means a material effect, change, event, circumstance, state of facts, development or occurrence relating to the Company and its Subsidiaries, taken as a whole, (a) that was not known to the Company Board prior to the execution of this Agreement, (b) is not reasonably foreseeable as of the date of this Agreement and (c) first arises or occurs or, if such effect, change, event, circumstance, state of facts, development or occurrence existed as of the date of this Agreement, becomes known to the Company Board, after the execution of this Agreement and on or prior to the date of the Company Shareholder Approval; provided that such effect, change, event, circumstance, state of facts, development or occurrence is not specifically related to the receipt, existence of or terms of a Takeover Proposal or any inquiry relating thereto.

“Investment Assets” has the meaning set forth in Section 4.12(a).

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Guidelines” has the meaning set forth in Section 4.12(a).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Company or any of its Subsidiaries.

“JP Morgan” has the meaning set forth in Section 4.23.

“Knowledge” means, (a) with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 1.01 of the Company Disclosure Letter and (b) with respect to Parent, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 1.01 of the Parent Disclosure Letter.

“Laws” means federal, national, provincial, state, local or multinational laws, statutes, common law, ordinances, codes, rules and regulations.

“Liens” means any pledges, liens, charges, mortgages, encumbrances, leases, licenses, hypothecations or security interests of any kind or nature.

“Lloyd’s” means the Council and Society of Lloyd’s incorporated under the Lloyd’s Act 1871 to 1982 of England and Wales.

“Lloyd’s Regulations” has the meaning set forth in Section 4.17(d).

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or any of its Subsidiaries, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Material Adverse Effect” means any effect, change, event, circumstance, state of facts, development or occurrence that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (a) changes, events or conditions generally affecting the insurance or risk management industries in the geographic regions or product markets in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage risk; (b) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction; (c) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; (d) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism (including cyber-terrorism) or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster; (e) the occurrence or continuation of any volcanic eruption, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake, wildfire or other natural disaster or any conditions resulting from such natural disasters (including increases in liabilities under or in connection with insurance or reinsurance Contracts to which the Company or any of its Subsidiaries is a party arising from such a natural disaster); (f) the execution and delivery of this Agreement or the public announcement, pendency or performance of the Transactions, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, customers, insureds, cedants, policyholders, brokers, agents, financing sources, business partners, service providers, Governmental

Authorities or reinsurance providers; (g) any change or announcement of a potential change, in and of itself, in the Company’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of the Company’s or its Subsidiaries’ businesses; (h) any change, in and of itself, in the market price, credit ratings or trading volume of the Company’s or any of its Subsidiaries’ securities; (i) any change in applicable Law, GAAP (or authoritative interpretation or enforcement thereof) or in Applicable SAP, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners, any Insurance Regulator and the FASB; (j) any action required to be taken by the Company, or that the Company is required to cause one of its Subsidiaries to take, pursuant to the terms of this Agreement; (k) any failure of the Company or any of its Subsidiaries to take an action prohibited by the terms of this Agreement (but only if Parent has refused, after a timely request by the Company, to provide a waiver to the applicable prohibition in this Agreement); or (l) the effect of the Tax Cuts and Jobs Act, P.L. 115-97 or any rule or regulation implementing the same (it being understood that (A) the exceptions in clauses (c), (g) and (h) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the other exceptions provided by clauses (a) through (l) hereof) is, or contributed to, a Material Adverse Effect) and (B) the exceptions in clauses (i) and (l) shall not prevent or otherwise affect a determination that the actual consequences of an action taken or an omission by the Company or any of its Subsidiaries that resulted in a failure by the Company or any of its Subsidiaries to comply with applicable Law is, or contributed to, a Material Adverse Effect; provided further, however, that any effect, change, event, circumstance, state of facts, development or occurrence referred to in clauses (a), (b), (d) or (i) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event, circumstance, state of facts, development or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly-sized participants engaged primarily in the insurance and reinsurance industries in the geographic regions or product markets in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance (in which case only the disproportionate adverse effect or effects may be taken into account in determining whether or not a Material Adverse Effect has occurred).

“Material Contract” has the meaning set forth in Section 4.16(a).

“Maximum Premium” has the meaning set forth in Section 6.09(c).

“Merger” has the meaning set forth in the recitals.

“Merger Application” has the meaning set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 3.01(c).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Board” has the meaning set forth in the recitals.

“Merger Sub Shareholder Approval” has the meaning set forth in Section 6.13.

“Merger Sub Shares” has the meaning set forth in Section 3.01.

“New Benefit Plans” has the meaning set forth in Section 6.11(c).

“Open Source Software” has the meaning set forth in Section 4.13(d).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the preamble.

“Parent Board” has the meaning set forth in the recitals.

“Parent Burdensome Condition” has the meaning set forth in Section 6.04(f).

“Parent Common Stock” means the common stock, par value $2.50 per share, of Parent.

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Insurance Approvals” has the meaning set forth in Section 5.03.

“Parent Material Adverse Effect” means any effect, change, event, circumstance, state of facts, development or occurrence that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay (x) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (y) the compliance by Parent or Merger Sub with its obligations under this Agreement.

“Parent Restricted Share” has the meaning set forth in Section 3.03(a)(i).

“Parent RSU Award” has the meaning set forth in Section 3.03(a)(iii).

“Paying Agent” has the meaning set forth in Section 3.02(a).

“Per Share Accrued Dividends” means, with respect to any Company Restricted Share or Company Performance Share, an amount in cash equal to the value of any dividends accrued pursuant to the applicable Company Restricted Share or Company Performance Share award agreement which remain unpaid as of immediately prior to the Effective Time.

“Permits” has the meaning set forth in Section 4.08(b).

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and, in either case, for which adequate reserves are being maintained in accordance with GAAP and Applicable SAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (d) Liens granted in connection with the insurance or reinsurance business of the Company or its Subsidiaries in the ordinary course of business on cash and cash equivalent instruments or other investments, including Liens granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or its Subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the Company or its Subsidiaries, (D) deposit liabilities, (E) statutory deposits, (F) ordinary-course securities lending, repurchase, reverse repurchase and short-sale transactions and (ii) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse or other record owner, (e) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (f) Liens created by or through the actions of Parent or any of its Affiliates, (g) transfer restrictions imposed by Law and (h) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property or asset affected by such Lien or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means any information that alone or in combination with other information identifies or can be used to identify individuals.

“Private Fund” means any pooled investment vehicle that would be an “investment company” under the Investment Company Act but for Section 3(c)(1) or 3(c)(7) of the Investment Company Act for which an IA Subsidiary acts as investment adviser, general partner, managing member, manager or sponsor.

“Pro Rata Portion” means, with respect to any Company Restricted Share, Company Performance Share or Company RSU Award (other than a vested but unsettled Company RSU Award or a Director RSU Award), such share or award, or portion thereof, multiplied by a fraction, the numerator of which is the number of days elapsed from the grant date of such share or award to the Effective Time and the denominator of which is the number of days from the grant date of such share or award to the normal vesting date for such share or award (without giving effect to any provision that would provide for accelerated vesting). With respect to all Company Restricted Shares and Company Performance Shares held by a holder of Company Awards with the same terms, the Pro Rata Portion shall be determined on an aggregate basis. For purposes of this definition, each unvested tranche of any Company Restricted Share, Company Performance Share or Company RSU Award shall be pro-rated separately.

“Proxy Statement” has the meaning set forth in Section 4.04.

“Registrar” has the meaning set forth in Section 2.02.

“Related Party Transactions” has the meaning set forth in Section 4.25.

“Remaining Portion” means, with respect to any Company Restricted Share, Company Performance Share or Company RSU Award (other than a vested but unsettled Company RSU Award or a Director RSU Award), the excess of the number of shares covered by such Company Restricted Share, Company Performance Share or Company RSU Award over the Pro Rata Portion with respect to such Company Award.

“Representatives” means, with respect to any Person, its directors, officers, employees, agents, financial advisors, investment bankers, attorneys, accountants, consultants and other advisors and representatives.

“Required Regulatory Approvals” has the meaning set forth in Section 7.01(b).

“Restraints” has the meaning set forth in Section 7.01(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 3.04.

“Securities Act” means the Securities Act of 1933.

“Series A Preferred Shares” has the meaning set forth in Section 4.02(a).

“Series B Preferred Shares” has the meaning set forth in Section 4.02(a).

“Software” means all software, including but not limited to application software (including mobile digital applications), system software, firmware, middleware, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Company, Parent and Merger Sub as contemplated by the terms hereof.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” means any bona fide written Takeover Proposal received after the execution of this Agreement, which Takeover Proposal did not result from any material breach of Section 6.02 (provided that, solely for purposes of determining whether a breach of the first sentence of Section 6.02(a) has occurred for purposes of this definition, the Company’s obligation to use its reasonable best efforts to cause its Representatives to comply with Section 6.02(a) shall be a covenant (without qualification of reasonable best efforts) to cause its Representatives to comply with clauses (i) and (ii) of Section 6.02(a)) that the Company Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the identity of the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (b) if consummated, would be more favorable to the holders of Company Shares than the Merger; provided that, for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

“Surviving Company” has the meaning set forth in Section 2.01.

“Takeover Proposal” means any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition, including by means of bulk (or similar non-ordinary course) reinsurance or retrocession in a single transaction or a series of related transactions that, if consummated, would result in any Person or group owning or having the economic benefit of 20% or more of the consolidated assets (based on the fair market value thereof, as determined in good faith by the Company Board), revenues or net income of the Company and its Subsidiaries or net exposure to insured liabilities, (b) acquisition of Company Shares representing 20% or more of the outstanding Company Shares, (c) any transaction that, if consummated, would result in any Person (or the shareholders of such Person) (other than the Company or any of its Subsidiaries as of the date hereof) being the direct or indirect beneficial owner of 20% or more of the voting power of, or economic interest in, any “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X of the SEC, (d) tender offer or exchange offer that, if consummated, would result in any Person or group having beneficial ownership of Company Shares representing 20% or more of the outstanding Company Shares, (e) merger, amalgamation, consolidation, share exchange, scheme of arrangement, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate voting power (without taking into account the voting cutback provisions in the Company Bye-Laws) or economic interest in the Company or in the surviving entity in such transaction or the resulting direct or indirect parent of the Company or such surviving entity or (f) combination of the foregoing, in each case, other than the Transactions.

“Tax” means all U.S. and non-U.S. federal, national, provincial, state or local taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, premium, capital, ad valorem, value-added, excise, real property, personal property, sales, use, severance, transfer, withholding, employment, payroll, occupation, social security, unemployment, capital stock, license, estimated and franchise taxes, imposed by a Governmental Authority, together with any interest, penalties, assessments or additions to tax imposed with respect to such amounts.

“Tax Returns” means all reports, returns, declarations, claims for refunds, declarations, statements or other information required to be supplied to a Governmental Authority relating to Taxes or any schedule or attachment thereto, or any amendment thereof.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Statutory Merger Agreement, including the Merger.

“Transfer Taxes” has the meaning set forth in Section 6.05.

“Walk-Away Date” has the meaning set forth in Section 8.01(b)(i).

“Willful Breach” means a material breach of this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 1.02 Interpretations.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section;

(iii) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(iv) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(v) to “hereof”, “herein”, “hereunder”, “hereby”, “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vi) to the “date of this Agreement”, “the date hereof” and words of similar import refer to January 21, 2018; and

(vii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.

(b) Any documents and agreement referred to herein shall be deemed to have been “delivered”, “provided”, or “made available” (or any phrase of similar import) to Parent by the Company for purposes of this Agreement if they have been posted to the Data Room at least two (2) business days prior to the date of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding”.

(e) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(f) References to a “party” hereto means Parent, Merger Sub or the Company and references to “parties” hereto means Parent, Merger Sub and the Company, unless the context otherwise requires.

(g) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(j) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

THE MERGER

Section 2.01 Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).

Section 2.02 Merger Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger. The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be 10:00 a.m., Bermuda time (or such other time mutually agreed upon by the Company and Parent), on the Closing Date (such time, the “Effective Time”).

Section 2.03 Effects of Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

Section 2.04 Memorandum of Association and Bye-Laws of the Surviving Company. At the Effective Time, the memorandum of association and bye-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the memorandum of association and bye-laws of the Surviving Company until thereafter changed or amended as provided therein or pursuant to applicable Law (in each case, subject to Section 6.09).

Section 2.05 Board of Directors and Officers of Surviving Company. The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 2.06 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Appleby (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton HM 11, Bermuda at 10:00 a.m., Bermuda time, on the third business day following the satisfaction or (to the extent permitted herein and by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted herein and by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

ARTICLE III

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES;

PAYMENT OF CONSIDERATION

Section 3.01 Effect of Merger on the Share Capital of Merger Sub and the Company. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any common shares, par value $0.175 per common share, of the Company (“Company Shares”) or any shares, par value $0.01 per share, of Merger Sub (“Merger Sub Shares”):

(a) Share Capital of Merger Sub. Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable common share, par value $0.01 per common share, of the Surviving Company.

(b) Cancelation of Treasury Shares and Parent-Owned Shares; Treatment of Shares Held by Company Subsidiaries. Each Company Share that is (i) owned by the Company as treasury shares or owned by any Subsidiary of the Company or (ii) owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent issued and outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor nor any repayment of capital made in respect thereof.

(c) Conversion of Company Shares. Subject to Section 3.01(b) and Section 3.05, each Company Share issued and outstanding immediately prior to the Effective Time, other than any Company Share that is subject to any Company Award, shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash equal to $68.00, without interest (the “Merger Consideration”). Subject to Section 3.05, as of the Effective Time, all such Company Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time evidenced any Company Shares (each, a “Certificate”) or uncertificated Company Shares represented by book-entry immediately prior to the Effective Time (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Company Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 3.02(b) without interest.

(d) Series A Preferred Shares. Subject to Section 3.05, each Series A Preferred Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preferred share of the Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Series A Preferred Shares, which certificate of designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Bermuda Companies Act.

(e) Series B Preferred Shares. Subject to Section 3.05, each Series B Preferred Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preferred share of the Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Series B Preferred Shares, which certificate of designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Bermuda Companies Act.

Section 3.02 Exchange Fund.

(a) Paying Agent. Not less than five (5) business days prior to the anticipated Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration payable to holders of Company Shares in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent prior to the Closing Date in a form reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration payable to holders of Company Shares (such cash, and the cash referred to in the immediately following sentence, being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 3.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5,000,000,000. Any and all interest earned on the Exchange Fund shall be paid by the Paying Agent to Parent. Parent shall or shall cause the Surviving Company to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments to former holders of Company Shares of the Merger Consideration. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Company Shares to receive the Merger Consideration. The Exchange Fund shall not be used for any purpose other than the payment to holders of Company Shares of the Merger Consideration or payment to the Surviving Company as contemplated in Section 3.01(c).

(b) Letter of Transmittal; Exchange of Company Shares. As soon as practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the Surviving Company or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate a form of letter of transmittal (which shall be in such form and have such other customary provisions as the Surviving Company may specify, subject to the Company’s reasonable approval (to be obtained prior to the Effective Time)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates may receive the Merger Consideration. Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates, and without any action by any holder of record of Book-Entry Shares, the Paying Agent shall deliver to such holder (other than any holder of Company Shares representing Dissenting Shares), (A) in the case of Book-Entry Shares, a notice of the effectiveness of the Merger and (B) cash in an amount equal to the number of Company Shares represented by such Certificate or Book-Entry Shares immediately prior to the Effective Time multiplied by the Merger Consideration, and such Certificates or Book-Entry Shares shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have established to the reasonable satisfaction of the Surviving Company that any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder either has been paid or is not applicable. Until satisfaction of the applicable procedures contemplated by this Section 3.02 and subject to Section 3.05, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on the cash payable with respect to Company Shares pursuant to this Article III.

(c) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Company shall cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration.

(d) Termination of Exchange Fund. At any time following the two hundred seventieth (270th) day after the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been delivered to the Paying Agent and which has not been disbursed to former holders of Company Shares, and thereafter such former holders shall be entitled to look only to Parent and the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claims of the Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties, the Surviving Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(f) Transfer Books; No Further Ownership Rights in Company Shares. The Merger Consideration paid in respect of each Company Share in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to Section 3.05. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Company Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.02(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III.

(g) Withholding Taxes. Parent, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement (including in respect of Company Awards) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of other applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.03 Company Equity Awards.

(a) Prior to the Effective Time, the Company Board (or, if appropriate, any duly-authorized committee thereof administering the Company Share Plans) shall adopt such resolutions and take such other actions as may be required to provide the following, effective upon the Effective Time, subject to Section 3.02(g) and Section 3.03 of the Company Disclosure Letter:

(i) a Pro Rata Portion of each restricted Company Share granted under a Company Share Plan that is subject solely to service-based vesting requirements and not performance-based vesting requirements (a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the sum of (i) the Merger Consideration and (ii) any Per Share Accrued Dividends in respect of such Company Restricted Share, and the Remaining Portion of each Company Restricted Share shall, immediately prior to the Effective Time, automatically and without any required action on the part of the holder thereof, cease to represent a Company Restricted Share and, upon the Effective

Time, be assumed by Parent and automatically converted into a number of restricted shares of Parent Common Stock (each, a “Parent Restricted Share”) equal to the product of (x) the Equity Award Exchange Ratio and (y) the number of Company Shares represented by such Remaining Portion of each Company Restricted Share (with the aggregate number of Parent Restricted Shares subject to each such assumed Company Award rounded down to the nearest whole number of shares). Following the Effective Time, each such Parent Restricted Share shall continue to be governed by the same terms and conditions (including vesting and any vesting acceleration terms) and any right to receive Per Share Accrued Dividends in respect of such former Company Restricted Share as were applicable to that Company Restricted Share immediately prior to the Effective Time;

(ii) a Pro Rata Portion of each restricted Company Share granted under a Company Share Plan that is subject to performance-based vesting requirements (a “Company Performance Share”) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the sum of (i) the Merger Consideration and (ii) any Per Share Accrued Dividends in respect of such Company Performance Share, and the Remaining Portion of each Company Performance Share shall, immediately prior to the Effective Time, automatically and without any required action on the part of the holder thereof, cease to represent a Company Performance Share and upon the Effective Time be assumed by Parent and automatically converted into a number of Parent Restricted Shares equal to the product of (x) the Equity Award Exchange Ratio and (y) the number of Company Shares represented by such Remaining Portion of each Company Performance Share (with the aggregate number of Parent Restricted Shares subject to each such assumed Company Award rounded down to the nearest whole number of shares); provided that for purposes of determining the number of Company Performance Shares (and the Pro Rata Portion and Remaining Portion of each Company Performance Share) outstanding immediately prior to the Effective Time, (1) with respect to any Company Performance Share with a performance period that has been completed, the number of shares shall be determined based on the actual level of performance achieved, and (2) with respect to any Company Performance Share with a performance period that has not been completed, any applicable performance-based vesting requirements shall be deemed to be achieved immediately prior to the Effective Time at target payout levels. Following the Effective Time, each such resulting Parent Restricted Share shall continue to be subject to the service-vesting requirements as in effect immediately prior to the Effective Time, but will no longer be subject to any further performance-based vesting requirements. Except as specifically provided above, following the Effective Time, each such Parent Restricted Share shall continue to be governed by the same terms and conditions (including vesting and any vesting acceleration terms) and any right to receive Per Share Accrued Dividends in respect of such former Company Performance Share as were applicable to that Company Performance Share immediately prior to the Effective Time; and

(iii) a Pro Rata Portion of each unvested restricted share unit award in respect of Company Shares granted under a Company Share Plan (a “Company RSU Award”), all vested but unsettled Company RSU Awards, and all Company RSU Awards granted to any director of the Company under the Directors Stock Compensation Plan (each, a “Director RSU Award”), that is outstanding immediately prior to the Effective Time shall, to the extent not vested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the Merger Consideration, and the Remaining Portion of each Company RSU Award (other than any vested but unsettled Company RSU Award or Director RSU Award) shall, immediately prior to the Effective Time, automatically and without any required action on the part of the holder thereof, cease to represent a Company RSU Award and upon the Effective Time be assumed by Parent and automatically converted into a restricted stock unit relating to shares of Parent Common Stock (each, a “Parent RSU Award”) entitling the holder to receive a number of shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) equal to the product of (x) the total number of Company Shares subject to such Company RSU Award immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio. Following the Effective Time, each such Parent RSU Award shall continue to be governed by the same terms and conditions (including vesting and any vesting acceleration terms) as were applicable to that Company RSU Award immediately prior to the Effective Time. For the avoidance of doubt, accelerated vesting under this Section 3.03(a)(iii) shall not be taken into account for purposes of determining whether a Company RSU Award is “vested but unsettled” for purposes of this Agreement.

(b) Parent Actions. At or prior to the Effective Time, Parent shall take all actions necessary to reserve for issuance a number of shares of Parent Common Stock in respect of each Parent Restricted Share or Parent RSU Award granted pursuant to this Section 3.03. If registration of any Parent Common Stock issuable in respect of any Parent Restricted Shares or Parent RSU Awards granted pursuant to this Section 3.03 is required under the Securities Act, effective as of the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form), with respect to the shares of Parent Common Stock subject to such Parent Restricted Shares or Parent RSU Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the relevant awards remain outstanding and such registration of Parent Common Stock issuable thereunder continues to be required.

Section 3.04 Payments with Respect to Company Equity Awards. Promptly after the Effective Time (but in any event, no later than thirty (30) days following the Effective Time), the Surviving Company shall pay to the holders of Company Awards, through its payroll systems, any amounts due pursuant to Section 3.03 in respect of any then-vested Company Awards; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

Section 3.05 Shares of Dissenting Holders.

(a) At the Effective Time, all Dissenting Shares shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive, the Merger Consideration pursuant to Section 3.01(c) with respect to Company Shares, the preferred shares of the Surviving Company as described in Section 3.01(d) with respect to Series A Preferred Shares or the preferred shares of the Surviving Company as described in Section 3.01(e) with respect to Series B Preferred Shares, and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than, the Merger Consideration with respect to Company Shares, the value of the preferred shares of the Surviving Company as described in Section 3.01(d) with respect to Series A Preferred Shares or the value of the preferred shares of the Surviving Company, as described in Section 3.01(e) with respect to Series B Preferred Shares, be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b) In the event that a holder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder shall have no other rights with respect to such Dissenting Shares other than as contemplated by Section 3.01.

(c) The Company shall give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

Section 3.06 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement or the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC since June 30, 2016 by the Company and publicly available at least two (2) business days prior to the date of this Agreement (the “Filed SEC Documents”), other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Filed SEC Documents or that otherwise constitute risk factors or forward-looking statements, or of any risks generally faced by participants in the industries in which the Company operates:

Section 4.01 Organization; Standing.

(a) The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda. The Company has all requisite power and authority necessary to carry on its business as it is now being conducted, and to own, lease and operate its assets and properties in all material respects. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not constitute a Material Adverse Effect or reasonably be expected to prevent or materially impair or delay (x) the consummation by the Company of any of the Transactions on a timely basis or (y) the compliance by the Company with its obligations under this Agreement. A copy of each of the Company Organizational Documents is included in the Filed SEC Documents. The Company is not in violation of the Company Organizational Documents, and no Subsidiary of the Company is in violation of any of its Organizational Documents, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Each of the Company’s Subsidiaries is duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated or organized, existing and in good standing would not constitute a Material Adverse Effect.

Section 4.02 Capitalization.

(a) The authorized share capital of the Company consists of 571,428,571 Company Shares, series A preferred shares, par value $0.175 per share, of the Company (“Series A Preferred Shares”) and series B preferred shares, par value $0.175 per share, of the Company (“Series B Preferred Shares”). At the close of business on January 17, 2018 (the “Capitalization Date”), (i) 81,816,731 Company Shares (including 2,183,113 Company Restricted Shares and Company RSU Awards and 314,068 Company Performance Shares, measured at the target level of performance) were issued and outstanding, (ii) 6,000 Series A Preferred Shares were issued and outstanding, (iii) 10,000 Series B Preferred Shares were issued and outstanding, (iv) 1,638,875 Company Shares were held by the Company as treasury shares or held by its

Subsidiaries, (v) 110,280 Company Shares were issuable in respect of outstanding Company RSU Awards, (vi) 2,072,833 Company Restricted Shares were issued and outstanding and (vii) 235,551 additional Company Shares were issuable in respect of outstanding Company Performance Shares assuming attainment of all applicable performance-based vesting requirements assuming the maximum payout levels equal to 175% of the target level of performance. Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting, settlement or exercise of Company Awards, neither the Company nor any of its Subsidiaries has issued any Company Securities.

(b) Except as set forth in Section 4.02(a), as of the Capitalization Date, there were (i) no outstanding Company Shares or other equity or voting interests in the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for Company Shares or other equity or voting interests in the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any Company Shares or other equity or voting interests in, or any securities convertible into or exchangeable for Company Shares or other equity or voting interests in the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Company Shares, or other equity or voting interests in, the Company (collectively, “Company Rights”, and the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. Other than in connection with the Company Awards, there are no outstanding agreements or instruments of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities) or that grant from the Company or any of its Subsidiaries any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Except as described in this Section 4.02, no direct or indirect Subsidiary of the Company owns any Company Securities. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) The Company Shares, the Series A Preferred Shares and the Series B Preferred Shares constitute the only issued and outstanding classes of securities of the Company and its Subsidiaries registered under the Exchange Act.

(d) Section 4.02(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each material Subsidiary of the Company. All of the issued and outstanding share capital or shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by the Company free and clear of all Liens and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the

Securities Act, other applicable securities Laws or Insurance Laws (including any restriction on the right to vote, sell or otherwise dispose of such share capital, shares of capital stock or other equity or voting interests). Each issued and outstanding share capital or share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any share capital or shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the share capital of, or other equity or voting interests in, any Subsidiary of the Company.

(e) Section 4.02(e) of the Company Disclosure Letter sets forth a list, on a grant-by-grant basis, of each Company Award outstanding as of the Capitalization Date, including, as applicable, with respect to each Company Award, the holder’s identification number, the holder’s country of residence, the date of grant and the vesting schedule.

Section 4.03 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement, and the consummation by the Company of the Transactions, have been duly authorized and approved by the Company Board, and, except for obtaining the Company Shareholder Approval, executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board has (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the preferred shares of the Surviving Company as described in Section 3.01(d) constitutes fair value for each Series A Preferred Share in accordance with the Bermuda Companies Act, (iii) determined that the preferred shares of the Surviving Company as described in Section 3.01(e) constitutes fair value for each Series B Preferred Share in accordance with the Bermuda Companies Act, (iv) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company, (v) approved the Merger, this Agreement and the Statutory Merger Agreement, (vi) approved the Company Bye-Law Amendment and (vii) resolved, subject to Section 6.02, to recommend approval of the Merger, this Agreement, the Statutory Merger Agreement and the Company Bye-Law Amendment to the Company’s shareholders (such recommendation, the “Company Board Recommendation”).

(c) Neither the execution and delivery of this Agreement or the Statutory Merger Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision of (A) the Company Organizational Documents or (B) the similar Organizational Documents of any of the Company’s Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 5.02(c) (other than Section 5.02(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 5.02(c)), (B) that the actions described in Section 4.03(a) have been completed, (C) that the Consents referred to in Section 4.04 and the Company Shareholder Approval is obtained and (D) that the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law, writ, injunction, directive, judgment, decree or order applicable to the Company or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any Material Contract or Company Reinsurance Contract or accelerate the Company’s or, if applicable, any of its Subsidiaries’, rights or obligations under any such Material Contract or Company Reinsurance Contract or (z) result in the creation of any Lien (other than any Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not constitute a Material Adverse Effect or reasonably be expected to prevent or materially impair or delay (x) the consummation by the Company of any of the Transactions on a timely basis or (y) the compliance by the Company with its obligations under this Agreement.

(d) Subject to bye-law 4.3(a) of the Company Bye-Laws, (i) if the Company Bye-Law Amendment is approved, the affirmative vote (in person or by proxy) of a majority of the Company Shares, Series A Preferred Shares and Series B Preferred Shares, voting together as a single class, that are present (in person or by proxy) at the Company Shareholders Meeting at which two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company, in favor of the approval of this Agreement, the Statutory Merger Agreement and the Merger or (ii) if the Company Bye-Law Amendment is not approved, the affirmative vote (in person or by proxy) of a majority of three-fourths of the Company Shares, Series A Preferred Shares and Series B Preferred Shares, voting together as a single class, that are present (in person or by proxy) at the Company Shareholders Meeting at which two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company, in favor of the approval of this Agreement, the Statutory Merger Agreement and the Merger (as applicable, the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of share capital of the Company or any of its Subsidiaries that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

Section 4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the New York Stock Exchange, (c) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, (d) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (f) compliance with any applicable state securities or blue sky Laws, (g) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 4.04 of the Company Disclosure Letter (the “Company Insurance Approvals”), (h) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 5.03(g) and the completeness of Section 5.03 of the Parent Disclosure Letter) and (i) the filing of amended Forms 7-R and 8-R with the National Futures Association, no Consent of, or filing, declaration or registration with, or notification to, or waiver from, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not constitute a Material Adverse Effect or reasonably be expected to prevent or materially impair or delay (x) the consummation by the Company of any of the Transactions on a timely basis or (y) the compliance by the Company with its obligations under this Agreement.

Section 4.05 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has timely filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since June 30, 2016 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved written comments from the SEC with respect to Company SEC Documents.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, consistently applied for the applicable period (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP as in effect on the date of this Agreement to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2016, included in the Filed SEC Documents, (ii) incurred after December 31, 2016, in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) that would not constitute a Material Adverse Effect.

(d) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations of the New York Stock Exchange, in each case, that are applicable to the Company. With respect to each Company SEC Document on Form 10-K or 10-Q, each of the principal executive officers and the principal financial officer of the Company has made all certifications required by Rule 13a, 14 or 15(d) of the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such Company SEC Documents.

(e) The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the date it is first mailed to holders of Company Shares, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

(f) No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents as filed with or furnished to the SEC prior to the date hereof. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board, (A) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided or made available to Parent correct and complete copies of any such disclosure contemplated by clauses (A) and (B) of the immediately preceding sentence made by management to the Company’s independent auditors and the audit committee of the Company Board since December 31, 2016 through the date of this Agreement.

Section 4.06 Absence of Certain Changes. (a) From December 31, 2016 through the date of this Agreement, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) since December 31, 2016, there has not been any Material Adverse Effect.

Section 4.07 Legal Proceedings. Except as would not constitute a Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, suit, arbitration, action, claim, controversy, dispute, hearing, charge, complaint, examination, indictment, litigation or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries (other than ordinary course claims made under or in connection with Contracts of insurance issued by the Company or any of its Subsidiaries) or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries or any director or officer of the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 4.08 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and, since June 30, 2016, have been, in compliance with all applicable Laws, judgments, decrees and orders of Governmental Authorities and Permits, in each case, applicable to the Company or any of its Subsidiaries, except as would not constitute a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold, and, since June 30, 2016, have held, all licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), and all such Permits are in full force and effect, except where the failure to hold the same or the failure of the same to be in full force and effect would not constitute a Material Adverse Effect.

(c) To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance in all material respects with (i) the Foreign Corrupt Practices Act of 1977, (ii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, (iii) the United Kingdom Bribery Act of 2010, (iv) the Bermuda Bribery Act 2016 and (v) all other Laws, writs, injunctions, directives, judgments, decrees or orders to which the Company or its Subsidiaries are subject relating to anti-money laundering compliance.

(d) None of the Company and its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries, has for the benefit of the Company or any of its Subsidiaries engaged in any financial transaction or other business conduct, including the sale, import, or export of goods or services, or facilitated such financial transaction or business conduct, or otherwise engaged in any business or financial arrangement involving property where prohibited by the economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including the U.S. Office of Foreign Assets Control, the U.S. Department of Treasury, the U.S. Department of Commerce, and the U.S. Department of State), the United Nations Security Council, the European Union, and the United Kingdom (including Her Majesty’s Treasury and the UK Office of Financial Sanctions Implementation) and any sanctions laws to which the Company and its Subsidiaries are subject.

Section 4.09 Tax Matters. Except as would not constitute a Material Adverse Effect:

(a) The Company and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed. All such filed Tax Returns (taking into account all amendments thereto) are true, correct and complete, and all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP and Applicable SAP.

(b) The Company and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the withholding of Taxes and have duly withheld and paid over to the appropriate Governmental Authority all Taxes required to be so withheld and paid over.

(c) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(d) As of the date of this Agreement, the Company has not received written notice of any pending or threatened audits, examinations, investigations, claims, actions, suits or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries. No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn, or that have been adequately reserved for in accordance with GAAP and Applicable SAP.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(f) Neither the Company nor any of its Subsidiaries has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of the Company or any of its Subsidiaries or has been issued any private letter rulings, technical advice memorandum or similar agreement or rulings by any taxing authority, in each case which could affect the Company’s or any of its Subsidiaries’ liability for Taxes after the Closing.

(g) Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to particular Tax by or required to file or be included in a particular Tax Return in that jurisdiction, that has not been resolved.

(h) Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than the Company or any of its current or former Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business that does not relate principally to Taxes).

(i) There are no agreements relating to the allocating, indemnifying or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than agreements with the Company or any of its Subsidiaries and other than agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(j) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(k) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(l) As of the date of this Agreement, none of the Company’s Subsidiaries has made an election under Section 953(d) of the Code.

(m) The Company and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with the principles of Sections 482 and 845 of the Code (or any similar provision of applicable Law). The Company and each of its Subsidiaries has complied in all respects with applicable rules relating to transfer pricing (including the filing of all required transfer pricing reports) and has maintained in all respects all necessary documentation in connection with any intercompany reinsurance transactions in accordance with Section 845 of the Code (or any similar provision of applicable Law).

(n) The Company has non-renewed or otherwise recaptured or commuted, effective as of January 1, 2018, all reinsurance treaties under which its U.S. Subsidiaries cede risks to its non-U.S. Subsidiaries, and such U.S. Subsidiaries are not required to pay or accrue any premiums or other consideration with respect to such treaties following the date hereof.

(o) Neither the Company nor any of its non-U.S. Subsidiaries have received written notice from the U.S. Internal Revenue Service claiming that the Company or any of its non-U.S. Subsidiaries may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn.

(p) The Company and each of its non-U.S. Subsidiaries are in compliance with its respective operating guidelines established by the Company or such Subsidiary for minimizing the risk that the Company or such Subsidiary be treated as engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code.

Section 4.10 Employee Benefits.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a list of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent summary plan description for each material Company Plan for which such summary plan description is required by applicable Law, (iii) each trust, insurance or group annuity contract or other funding vehicle and (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any).

(b) Except as would not constitute a Material Adverse Effect, (A) each Company Plan (including any related trust) has been established, operated and administered in compliance with its terms and applicable Laws and (B) there are no existing circumstances or any events that have occurred that would reasonably be likely to result in any default under or violation of any Company Plan. Each Company Pension Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be likely to cause the loss of any such qualification status of any such Company Pension Plan, except as would not result in any material liability to Parent, the Company or any of their respective Subsidiaries.

(c) The Company does not maintain or contribute to any plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan, any “multiemployer plan” (each, as defined in Section 4001 of ERISA), any “multiple employer plan” (as defined in Section 413 of the Code) or any “multiple employer welfare plan” (as defined in Section 3(40) of ERISA). Except as would not constitute a Material Adverse Effect, (i) during the last six years, no liability under (A) Title IV or Section 302 of ERISA or Sections 412 and 4971 of the Code or (B) Section 4980B of the Code as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the

Code, has, in either case, been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, and (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(d) Except as required under applicable Law or for matters that would not result in any material liability to the Company or any of its Subsidiaries, no Company Plan provides health, medical, dental or life insurance benefits following retirement or other termination of employment.

(e) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to any Company Plan, by or on behalf of any employee, former employee or beneficiary covered under any such Company Plan (other than routine claims for benefits), except for claims that would not constitute a Material Adverse Effect.

(f) Except as otherwise contemplated under this Agreement, none of the execution and delivery of this Agreement, shareholder or other approval of the Transactions nor the consummation of the Transactions, will, either alone or in combination with another event, (i) trigger any payment, benefit or funding (through a grantor trust or otherwise), accelerate the time of payment or vesting, or materially increase the amount of compensation due to any director, officer or employee of the Company or any of its Subsidiaries (whether by virtue of any termination, unemployment, severance, change of control or similar benefit or otherwise), (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time. The consummation of the Transactions (either alone or in combination with another event) will not give rise to any payment (or acceleration of vesting) of any amounts of benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company and its Subsidiaries are not a party to, and are not otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax, interest or penalties imposed by Section 409A, 457A or 4999 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(g) Except as would not constitute a Material Adverse Effect, (i) each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A is in documentary compliance with the requirements of Section 409A, and the Company and its Subsidiaries have complied in practice and operation with all applicable requirements of Section 409A and (ii) the Company has not maintained, sponsored, been a party to, participated in, or contributed to any plan, agreement or arrangement subject to the provisions of Section 457A of the Code. As of the date of this Agreement, the Company’s federal income tax return is not under examination by the IRS with respect to nonqualified deferred compensation.

(h) Except as would not constitute a Material Adverse Effect, each Company Plan that primarily covers current or former directors, officers or employees of the Company or any of its Subsidiaries based outside of the United States and/or that is subject to any Law other than United States federal, state or local Law (i) that is intended to qualify for special Tax treatment meets all requirements for such treatment, (ii) if required to be book reserved, funded or insured, is so reserved, funded or insured in compliance with applicable Laws and (iii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with the applicable regulatory authorities, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be likely to adversely affect any such approval or good standing.

Section 4.11 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union, labor organization, trades council, works council or similar organization, (ii) to the Knowledge of the Company, there are no material activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no material demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization, (iii) there is no pending or, to the Knowledge of the Company, material threatened strike, lockout, slowdown, or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries, (iv) to the Knowledge of the Company, no employee or former employee of the Company or its Subsidiaries is in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other obligation to the Company or any of its Subsidiaries and (v) the consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except in the case of clauses (iv) and (v) as would not constitute a Material Adverse Effect.

(b) Except as would not constitute a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, discrimination in employment, terms and conditions of employment, payroll, worker classification (including the proper classification of workers as contingent workers, independent contractors and consultants), wages, mandatory social security schemes, hours and occupational safety and health, terms and conditions of employment and employment practices, and (ii) there is no charge of discrimination in employment or employment practices, including with respect to age, gender, race, religion or other legally protected category, pending or, to the Knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority responsible for the prevention of unlawful employment practices in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any person. Neither the Company nor any of its Subsidiaries has taken any action during the past three (3) years that has resulted in a material unsatisfied liability under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable foreign, state, or local statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or similar triggering event.

Section 4.12 Investments.

(a) The Company has made available to Parent a list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of the Company and its Subsidiaries as of December 31, 2017 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and its Subsidiaries between such date and the date of this Agreement, the “Investment Assets”). Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of after December 31, 2017, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens. Section 4.12 of the Company Disclosure Letter sets forth a copy, as of the date of this Agreement, of the Company’s policies with respect to the investment of the Investment Assets (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with the Investment Guidelines.

(b) To the Knowledge of the Company, as of the date hereof, none of the Investment Assets are subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups”, “gates”, “side pockets”, stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not constitute a Material Adverse Effect.

Section 4.13 Intellectual Property.

(a) Except as would not constitute a Material Adverse Effect, (i) to the Knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted, (ii) the Company and its Subsidiaries are the exclusive owners of the Owned Intellectual Property free and clear of any Liens other than Permitted Liens, (iii) any registrations or pending applications for Owned Intellectual Property are subsisting, (iv) to the Knowledge of the Company, the Owned Intellectual Property is valid and enforceable, and (v) the Company and each of its Subsidiaries have taken commercially reasonable measures to maintain the secrecy of all Trade Secrets used in the businesses of the Company and its Subsidiaries.

(b) Except as would not constitute a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened in writing (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Owned Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.

(c) Except as would not constitute a Material Adverse Effect, to the Knowledge of the Company, (i) no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property rights of any other Person.

(d) Except as would not constitute a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries uses or distributes, or has used or distributed, any Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software (“Open Source Software”) in any manner that would require any source code of the Software included in Owned Intellectual Property to be disclosed, licensed for free, publicly distributed, attributed to any person or dedicated to the public and (ii) the Company and its Subsidiaries are in compliance with all terms and conditions of all relevant licenses (including all requirements relating to notices and making source code available to third parties) for all Open Source Software used in their businesses.

Section 4.14 Anti-Takeover Provisions. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation applies to the Company with respect to this Agreement or the Merger.

Section 4.15 Real Property. Except as would not constitute a Material Adverse Effect, (a) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Liens) and (b) none of the Company or any of its Subsidiaries has received written notice of any default under any Company Lease. Neither the Company nor any of its Subsidiaries owns any real property.

Section 4.16 Contracts.

(a) Except for this Agreement and each Contract filed as an exhibit to the Filed SEC Documents, Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all Material Contracts. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans and insurance, reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relate to the formation or management of any joint venture, partnership or other similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) provide for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $25,000,000, other than any Indebtedness between or among any of the Company and any of its Subsidiaries;

(iv) are any keepwell or similar agreement under which the Company or any of its Subsidiaries has directly guaranteed any liabilities or obligations of another Person or under which another Person has directly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries, in each case involving liabilities or obligations in excess of $25,000,000 (other than any contracts under which the Company or a Subsidiary has guaranteed the liabilities or obligations of a wholly owned Subsidiary of the Company);

(v) have been entered into since June 30, 2016, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $25,000,000 (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the Investment Guidelines, or of supplies, products, properties or other assets in the ordinary course of business or of supplies, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(vi) prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibit the pledging of the capital stock of the Company or any Subsidiary of the Company or prohibit the issuance of any guarantee by the Company or any Subsidiary of the Company;

(vii) restrict or grant rights to use or practice rights under material Intellectual Property, including agreements providing for the creation or development of material Intellectual Property, access and use of hosted Software and licenses to use or practice material Intellectual Property granted by (A) the Company or any of its Subsidiaries to a third Person or (B) a third Person to the Company or any of its Subsidiaries, in each case, for aggregate annual or one-time fees in excess of $5,000,000, other than commercially available “off-the-shelf” software licenses under which software is licensed to the Company or any of its Subsidiaries;

(viii) involve or could reasonably be expected to involve aggregate payments or receipts by or to it and/or its Subsidiaries in excess of $10,000,000 in any twelve month period, other (x) than those terminable on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty, (y) any Company Lease or (z) any Contract with financial advisors, investment bankers, attorneys, accountants, consultants or other advisors in connection with the Transactions;

(ix) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions or Parent’s ability to own and/or conduct the business of the Company or any of its Subsidiaries after the Effective Time;

(x) are investment management agreements with an investment manager or sub-advisor that is not an Affiliate of the Company;

(xi) contain provisions that prohibit the Company or any of its Affiliates from competing in any material line of business or grant a right of exclusivity to any Person which prevents the Company or any Affiliate of the Company from entering any material territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(xii) provide for the outsourcing of any material function or part of the business of the Company or any of its Subsidiaries that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, other than managing agency agreements or managing general underwriting agreements; or

(xiii) are investment management agreements between AlphaCat Managers Ltd. or AlphaCat Capital Inc. as investment manager or sub-advisor, on the one hand, and any other party, on the other hand.

(b) As of the date of this Agreement, (i) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not constitute a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not constitute a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not constitute a Material Adverse Effect and (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not constitute a Material Adverse Effect.

Section 4.17 Insurance Subsidiaries. Except as would not constitute a Material Adverse Effect:

(a) Each Subsidiary of the Company that conducts the business of insurance or reinsurance or is licensed as a Lloyd’s corporate member or Lloyd’s managing agent (each, a “Company Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company and/or, where applicable, reinsurance company, Lloyd’s corporate member or Lloyd’s managing agent in its jurisdiction of incorporation or organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance or participate in Lloyd’s, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

(b) Since June 30, 2016, each Subsidiary of the Company that participates in Lloyd’s (i) has not participated as a member of any Lloyd’s syndicate other than Syndicate 1183, (ii) has not agreed to sell or transfer any of its rights to participate as a member of a Lloyd’s syndicate or offered to acquire rights to participate on a Lloyd’s syndicate and (iii) has complied with the franchise standards (including principles and minimum standards, guidance and advice) issued by Lloyd’s.

(c) No Person is, or has the right to participate as, a member of Syndicate 1183 other than Talbot 2002 Underwriting Capital Ltd.

(d) Since June 30, 2016, (i) all funds held on behalf of Lloyd’s Syndicate 1183 have been held in accordance with the terms of the relevant premiums trust deed or other deposit arrangement as required by the bye-laws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time and the provisions of any deed, agreement or undertaking executed, made or given for compliance with Lloyd’s requirements from time to time (“Lloyd’s Regulations”) and (ii) the Company and/or any of its Subsidiaries required to do so have complied in all material respects with all relevant regulations, directions, notices and requirements in relation to the maintenance of Funds at Lloyd’s (as defined in the Lloyd’s Membership Byelaw (No. 5 of 2005)) in accordance with Lloyd’s Regulations and any directions imposed on the Company or any of its Subsidiaries by Lloyd’s.

Section 4.18 Statutory Statements; Examinations.

(a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since June 30, 2016, each of the Company Insurance Subsidiaries has filed or submitted all material annual and quarterly statutory financial statements, together with all exhibits, interrogatories, notes, schedules, actuarial opinions, affirmations and certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”).

(b) The Company has made available to Parent, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator on or prior to the date of this Agreement, copies of all material Company Statutory Statements as of December 31, 2015 and December 31, 2016, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator. The financial statements included in such Company Statutory Statements were prepared in accordance with Applicable SAP applied on a consistent basis for the applicable period, except as may have been noted therein, during the periods involved, and fairly present in all material respects, the statutory financial position of the relevant Company Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus and cash flow (or shareholders’ equity, as applicable) of such Company Insurance Subsidiary for the respective periods then ended. Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c) The Company has made available to Parent, to the extent permitted by applicable Law, copies of all material examination reports (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after June 30, 2016, through the date of this Agreement, relating to the Company Insurance Subsidiaries. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator. Without limiting the generality of the foregoing, as of the date of this Agreement, there are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, as of the date of this Agreement, threatened against the Company or any of its Subsidiaries by any insurance guaranty associations or similar organizations in connection with such association’s or other organization’s insurance guaranty fund, other than unpaid claims or assessments (i) disclosed, provided for, reflected in, reserved against or otherwise described in the Company Statutory Statements provided or made available to Parent or (ii) that are not material to the Company and its Subsidiaries, taken together as a whole.

(d) Since June 30, 2016 through the date of this Agreement, no material fine or penalty has been imposed on any Company Insurance Subsidiary by any Insurance Regulator.

(e) Since June 30, 2016 through the date of this Agreement, each of the Company’s Subsidiaries that are members of Lloyd’s has prepared audited accounts for each syndicate managed by it for all applicable years ended December 31 in all material respects in accordance with the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2008 and the Syndicate Accounting Byelaw (No. 8 of 2005).

Section 4.19 Agreements with Insurance Regulators. (a) Except as required by applicable Insurance Laws and the insurance and reinsurance Permits maintained by the Company Insurance Subsidiaries, there is no (i) written agreement, memorandum of understanding, commitment letter or similar undertaking with any Insurance Regulator that is binding on the Company or any Company Insurance Subsidiary or (ii) order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator that is binding on the Company or any Company Insurance Subsidiary and (b) neither the Company nor any of the Company Insurance Subsidiaries have adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (A) limits in any material respect the ability of any Company Insurance Subsidiary to issue or enter into any reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements, (B) requires the divestiture of any material investment of any Company Insurance Subsidiary, (C) limits in any material respect the ability of any Company Insurance Subsidiary to pay dividends or (D) requires any material investment of any Company Insurance Subsidiary to be treated as a non-admitted asset (or the local equivalent).

Section 4.20 Insurance, Reinsurance and Retrocession. As of the date of this Agreement, (a) each reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Company Insurance Subsidiary is the cedent involving at least $5,000,000 in annual premium or $5,000,000 in ceded liabilities (the “Company Reinsurance Contracts”) is valid and binding on the applicable Company Insurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not constitute a Material Adverse Effect, (b) the applicable Company Insurance Subsidiary and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Reinsurance Contract, except where such noncompliance would not constitute a Material Adverse Effect, (c) none of the Company Insurance Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Insurance Subsidiary under any Company Reinsurance Contract, except where such default would not constitute a Material Adverse Effect, (d) to the Knowledge of the Company,

there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Company Reinsurance Contract, except as would not constitute a Material Adverse Effect, (e) none of the Company Insurance Subsidiaries is and, to the Knowledge of the Company, no party to a Company Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (f) there are no disputes under any Company Reinsurance Contract, except as would not constitute a Material Adverse Effect.

Section 4.21 Reserves. The insurance policy reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Company Insurance Subsidiary contained in its Company Statutory Statements (i) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards and (ii) satisfied the requirements of all applicable Insurance Laws in all material respects. Notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of the adequacy or sufficiency of reserves or the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document.

Section 4.22 Insurance Policies. Except as would not constitute a Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries of which the Company or any of its Subsidiaries is the beneficiary are in full force and effect and all premiums due and payable thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the insurance policies or has taken any action or failed to take any action which, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies.

Section 4.23 Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC (“JP Morgan”), dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Shares. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub for any purpose.

Section 4.24 Brokers and Other Advisors. Except for JP Morgan, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.25 Related Party Transactions. Since June 30, 2016, there have been no transactions or Contracts between the Company and any of its Subsidiaries, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, of a type that would be required to be, but has not been, disclosed under Item 404 of Regulation S-K of the SEC (such transactions, “Related Party Transactions”).

Section 4.26 IT Systems; Data Security and Privacy.

(a) Except as would not constitute a Material Adverse Effect, (i) since June 30, 2016, a failure or lack of capacity of the IT Systems has not prevented the Company or any of its Affiliates from conducting their respective businesses in the ordinary course, and (ii) to the Knowledge of the Company, the IT Systems do not contain any Malware that would reasonably be expected to disrupt the ability of the Company and its Subsidiaries to conduct their businesses or present a risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information or other non-public information.

(b) Except as would not constitute a Material Adverse Effect, the Company, and its Subsidiaries have implemented, maintain, and comply with written information security (including cybersecurity), business continuity and backup and disaster recovery plans and procedures that are consistent with generally accepted industry standards and applicable Laws, writs, injunctions, directives, judgments, decrees and orders. Except as would not constitute a Material Adverse Effect since June 30, 2016, to the Knowledge of the Company, there has been no unauthorized disclosure, use of or access to (i) any Personal Information or other non-public information held by or on behalf of the Company or its Affiliates or (ii) the IT Systems.

(c) Except as would not constitute a Material Adverse Effect, since June 30, 2016, the Company and its Subsidiaries have implemented, maintain and comply with internal privacy policies and procedures and comply with any and all applicable regulatory guidelines, contractual requirements, terms of use and industry standards applicable to the collection, retention, storage, protection, security, use, disclosure, distribution, transmission, maintenance and disposal of Personal Information.

Section 4.27 Investment Management.

(a) Investment Advisers.

(i) Registration. Each IA Subsidiary is, and at all times required by applicable Law since June 30, 2016 has been, registered as an investment adviser under the Advisers Act and the rules and regulations thereunder. Neither the Company nor any Subsidiary other than the IA Subsidiaries is registered or required to be registered as an investment adviser with the SEC. Neither the Company nor any Subsidiary is, or at any time since June 30, 2016 has been, required to be registered as an investment adviser, for any Governmental Authority (other than the SEC), except where the failure to register would not constitute or reasonably be expected to constitute a Material Adverse Effect.

(ii) Filings. Each IA Subsidiary has filed a Form ADV, together with any amendments since June 30, 2016 (“IA Filings”). Since June 30, 2016, the IA Filings did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not constitute a Material Adverse Effect.

(iii) Disqualification.

(A) To the Knowledge of the Company, no IA Subsidiary nor any director, officer or employee of, or any other person “associated” (as defined under the Advisers Act) with, an IA Subsidiary has, since January 30, 2016 through the date hereof, been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser or an investment advisory representative under Section 203(e) of the Advisers Act or that would prohibit an IA Subsidiary or any person associated with an IA Subsidiary from receiving a cash fee with respect to solicitation activities under Rule 206(4)-3 under the Advisers Act, unless, in each case, such IA Subsidiary or associated person has received no-action or exemptive relief from the SEC with respect to any such disqualification.

(B) Neither IA Subsidiary nor, to the Knowledge of the Company, any executive officer or director of an IA Subsidiary or any other officer of an IA Subsidiary (to the extent such other officer would be reasonably expected to participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act in connection with his or her duties to a IA Subsidiary), is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act to serve as an investment manager, solicitor, promoter or in any other capacity with respect to an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, nor is there any Action pending that would result in the ineligibility of any IA Subsidiary or any such Person to serve as an investment manager, solicitor, promoter or in any other capacity with respect an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.

(C) No IA Subsidiary provides investment advisory services for compensation to any “government entity” either directly or through a “covered investment pool” (as such terms are defined in Rule 206(4)-5 under the Advisers Act).

(iv) Compliance Policies. Each IA Subsidiary has in effect, and at all times required by applicable Law since June 30, 2016 has had in effect, to the extent necessary to comply with the Advisers Act, the following written policies and procedures reasonably designed to effectuate the purposes thereof: (A) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, adopted under the Advisers Act (including with respect to insider trading and personal trading under Section 204A thereof and Rule 204A-1 thereunder); (B) policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties to comply with applicable Law; (C) a proxy voting policy as required by Rule 206(4)-6 under the Advisers Act, (D) policies and procedures with respect to business continuity plans in the event of business disruptions,

(E) anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program in compliance with applicable Law, (F) policies and procedures with respect to identity theft, (G) policies and procedures regarding contributions and payments to U.S. state and local government officials, political parties and political action committees prohibited under Rule 206(4)-5 under the Advisers Act or any other applicable Law, and (H) such other written policies and procedures required by Rule 206(4)-7 under the Advisers Act (together with the policies described in clauses (A) though (G) above, “Adviser Compliance Policies”). The Company has provided to Parent copies of all such Adviser Compliance Policies as of the date hereof. Except as set forth in any of the IA Subsidiaries’ annual or other periodic compliance reviews made available to Parent, the IA Subsidiaries are in, and at all times required by the Advisers Act since June 30, 2016, have been in, compliance with the Adviser Compliance Policies, except as would not constitute a Material Adverse Effect.

(b) Advisory Contracts. Each Advisory Contract includes all provisions required by and complies with the Advisers Act, except as would not constitute a Material Adverse Effect. Each applicable IA Subsidiary is, and at all times since June 30, 2016 has been, in compliance with all applicable requirements, if any, as to portfolio composition, investment restrictions, and investment policies of a Client, to the extent that such requirements are required to be complied with under the Advisory Contract or applicable Law and are communicated to the applicable IA Subsidiary in writing, unless otherwise permitted under the Advisory Contract, except for such events of noncompliance that would not constitute a Material Adverse Effect.

(c) Private Funds.

(i) Registration. No Private Fund is, or at any time since June 30, 2016 was, required to register with the SEC as an investment company under the Investment Company Act.

(ii) Offerings. The shares, units, securities or other interests of each Private Fund (A) have been issued and sold in compliance with applicable Law, except as would not constitute a Material Adverse Effect and (B) are registered or qualified for public offering and sale in each jurisdiction where offers are made to the extent required under applicable Law, except where the failure to be so registered or qualified would not constitute a Material Adverse Effect.

(iii) Compliance with Law. Each Private Fund is, and at all times since June 30, 2016 has been, in compliance with all applicable Law, except as would not constitute a Material Adverse Effect.

(iv) Disqualification. No Private Fund, any executive officer or director of any such Private Fund or any other officer of any such Private Fund (to the extent such other officer would be reasonably expected to participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act in connection with his or her duties to a Private Fund) is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act with respect to an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, nor is there any Action pending that would result in the ineligibility of any such Private Fund or any such Person to participate in an offering of securities of the Private Funds in reliance on Rule 506 of Regulation D under the Securities Act, except as would not constitute a Material Adverse Effect.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption, (c) whether (i) reserves for losses (including incurred but not reported losses, loss adjustment expenses whether allocated or unallocated, unearned premium or uncollectible reinsurance) (A) will be sufficient or adequate for the purposes for which they were established or (B) may not develop adversely or (ii) the reinsurance recoverables taken into account in determining the amount of such reserves for losses will be collectible, or (d) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives or Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth on one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement or the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection):

Section 5.01 Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and Merger Sub is an exempted company duly organized, validly existing and in good standing under the Laws of Bermuda. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not constitute a Parent Material Adverse Effect. Parent has made available to the Company copies of Parent’s and Merger Sub’s Organizational Documents, each as amended to the date of this Agreement.

Section 5.02 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement and, subject to obtaining the Merger Sub Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by each of the Parent Board and the Merger Sub Board, as applicable, and, except for executing and delivering the Statutory Merger Agreement, filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and obtaining the Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement), no other action (including any shareholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

(b) Each of the Parent Board and the Merger Sub Board have adopted resolutions that have approved the Merger, this Agreement and the Statutory Merger Agreement.

(c) Neither the execution and delivery of this Agreement or the Statutory Merger Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision of Organizational Documents of (A) Parent or Merger Sub or (B) any of Parent’s other Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 4.03(c) (other than Section 4.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(c)), (B) that the actions described in Section 5.02(a) have been completed, (C) that the Consents referred to in Section 5.03 and, in the case of Merger Sub, the Merger Sub Shareholder Approval is obtained and (D) that the filings referred to in Section 5.03 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law, writ, injunction, directive, judgment, decree or order applicable to Parent or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any material Contract to which Parent or any of its Subsidiaries is a party or accelerate Parent’s or, if applicable, any of its Subsidiaries’, rights or obligations under any such material Contract or (z) result in the creation of any Lien on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not constitute a Parent Material Adverse Effect.

(d) The Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent as contemplated by Section 6.13) is the only vote or approval of the holders of any class or series of shares of Merger Sub that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

Section 5.03 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of the New York Stock Exchange, (c) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, (d) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (f) compliance with any applicable state securities or blue sky Laws, (g) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 5.03 of the Parent Disclosure Letter (the “Parent Insurance Approvals”) and (h) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.04(g) and the completeness of Section 4.04 of the Company Disclosure Letter), no Consent of, or filing, declaration or registration with, or notification to, or waiver from, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not constitute a Parent Material Adverse Effect.

Section 5.04 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the issued and outstanding shares of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

Section 5.05 Financing. Parent and Merger Sub will have at the Effective Time sufficient funds to pay the aggregate Merger Consideration, consideration payable to holders of Company Awards pursuant to Section 3.03 and any other amount required to be paid by them in connection with the consummation of the Transactions and to pay all related fees and expenses of Parent and Merger Sub. For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to Parent or any Affiliate of Parent be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.06 Certain Arrangements. As of the date of this Agreement, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Superior Proposal or (c) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any holder of Company Awards, on the other hand, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 3.03.

Section 5.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement to be sent to the holders of Company Shares in connection with the Company Shareholders Meeting (including any amendment or supplement thereto or document incorporated by reference therein) shall, on the date the Proxy Statement is first mailed to the holders of Company Shares, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

Section 5.08 Legal Proceedings. Except as would not constitute a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of Parent, threatened, legal or administrative proceeding, suit, arbitration, action, claim, controversy, dispute, hearing, charge, complaint, examination, indictment, litigation or, to the Knowledge of Parent, investigation against Parent or any of its Subsidiaries (other than ordinary course claims made under or in connection with Contracts of insurance issued by Parent or any of its Subsidiaries) or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 5.09 Ownership of Company Shares, Series A Preferred Shares or Series B Preferred Shares. None of Parent, Merger Sub or any of their Affiliates beneficially own (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date beneficially own, any Company Shares, Series A Preferred Shares or Series B Preferred Shares, or is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Shares, Series A Preferred Shares or Series B Preferred Shares.

Section 5.10 Brokers and Other Advisors. Except for Perella Weinberg Partners and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.11 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent, Merger Sub nor any other Person makes any other express or implied representations or warranties with respect to Parent or Merger Sub or any of their Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

(b) Except for the representations and warranties expressly set forth in Article IV, Parent and Merger Sub hereby agree and acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and Parent and Merger Sub are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information made available to Parent, Merger Sub or any of their respective Representatives or Affiliates (including with respect to any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption) or any information developed by Parent, Merger Sub or any of their respective Representatives or Affiliates.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.01 Conduct of Business.

(a) During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except as required by applicable Law, as required or contemplated by the terms of this Agreement or as described in Section 6.01(a) of the Company Disclosure Letter, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), (w) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business consistent with past practice, (x) to the extent consistent with clause (w), the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to preserve its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relationships with key customers, brokers, reinsurance providers, regulators, officers, employees and other Persons with whom the Company or any of its Subsidiaries have significant business relationships, in each case, consistent with past practice and (y) the Company shall not, and shall not permit any of its Subsidiaries to (it being understood that no act or omission by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of this clause (y) below shall be deemed to be a breach of clause (w) or (x)):

(i) issue, sell or grant any of its shares or other equity or voting interests of the Company, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares or other equity or voting interests of the Company or any of its Subsidiaries, or any options, rights, warrants or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any share capital of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company or any of its Subsidiaries; provided that the Company may issue Company Shares or other securities as required pursuant to the vesting, settlement or exercise of Company Awards or Company Rights (1) outstanding on the date of this Agreement in accordance with the terms of the applicable Company Award or Company Right in effect on the date of this Agreement or (2) granted after the date of this Agreement in accordance with this Agreement; provided further that the Subsidiaries of the Company may make any such issuances, sales or grants to the Company or a direct or indirect wholly owned Subsidiary of the Company;

(ii) redeem, purchase or otherwise acquire any outstanding shares or other equity or voting interests of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any shares of the Company or any of its Subsidiaries or other equity or voting interests of the Company or any of its Subsidiaries, except (A) pursuant to the Company Plans or the Company Awards (including, for the avoidance of doubt, in connection with the forfeiture of any Company Awards or the satisfaction of any per share exercise price related to any Company Awards) or (B) in connection with the satisfaction of Tax withholding obligations with respect to any Company Awards;

(iii) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares or other equity or voting interests of the Company or any of its Subsidiaries, in each case, other than (A) quarterly cash dividends paid by the Company on the Company Shares not in excess of $0.38 per share, per quarter, with record and payment dates consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of this Agreement; provided, that if the Closing Date will occur on a date that is prior to the record or payment date for the quarterly dividend for the Company’s second fiscal quarter for 2018, then the Company may establish a record or payment date for such quarterly dividend prior to the Closing Date, (B) periodic cash dividends paid by the Company on Series A Preferred Shares and Series B Preferred Shares not in excess of the amounts contemplated by the applicable certificates of designations for such shares with record dates and payments dates consistent with the timing of record and payment dates in the most recent comparable prior fiscal quarter prior to the date of this Agreement and (C) dividends paid by a Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company;

(iv) split, combine, subdivide or reclassify any shares or other equity or voting interests of the Company or any of its Subsidiaries;

(v) incur any indebtedness for borrowed money, issue or sell any bonds, debentures or other debt securities or warrants or other rights to acquire any bonds, debentures or other debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except for (A) letters of credit issued in the ordinary course of business in the insurance or reinsurance business of the Company or any of its Subsidiaries, (B) borrowings under the Company’s existing credit facilities not in excess of $20,000,000, (C) Indebtedness in the aggregate in excess of $20,000,000 and (D) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder;

(vi) enter into any swap or hedging transaction or other derivative agreements, except for in the ordinary course of business and in compliance with the Investment Guidelines;

(vii) sell or lease to any Person, in a single transaction or series of related transactions, any of its owned properties or assets whose value or purchase price exceeds $10,000,000 individually or $20,000,000 in the aggregate, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its Subsidiaries, (C) leases and subleases of real property owned by the Company or its Subsidiaries or (D) sales of Investment Assets in the ordinary course of business and in compliance with the Investment Guidelines;

(viii) make or authorize capital expenditures outside the ordinary course of business or make any loans or advances to, or, except as permitted by the Investment Guidelines, any investments in, any other Person other than a Subsidiary of the Company;

(ix) make any acquisition (including by merger or amalgamation) of the share capital or other equity or voting interests of any other Person (except the acquisition of Investment Assets in the ordinary course of business and in compliance with the Investment Guidelines) or of the assets of any other Person, in each case for consideration in excess of $10,000,000 individually or $20,000,000 in the aggregate;

(x) acquire any real property or any direct or indirect interest in real property in excess of $10,000,000 individually or $20,000,000 in the aggregate (except the acquisition of Investment Assets in the ordinary course of business and in compliance with the Investment Guidelines);

(xi) except as required pursuant to the terms of any Company Plan or other written agreement set forth on Section 4.10(a) of the Company Disclosure Letter, in each case, in effect on the date of this Agreement or established or amended after the date of this Agreement in compliance with this Agreement, (A) grant to any current or former director, officer or employee any increase in salary or bonus compensation opportunity or other incentive compensation opportunity, other than annual merit increases in base salary for 2018 to Company Employees who are not directors or executive officers or whose annual compensation does not exceed $750,000, in the ordinary course of business, (B) grant to any current or former director, officer or employee any increase in severance, retention or termination pay, (C) pay any bonus, other than the payment of annual bonuses for completed periods based on actual performance, in the ordinary course of business, (D) grant any new awards, or amend or modify the terms of any outstanding awards (including pursuant to any action to accelerate the vesting or lapse or restrictions or payment, or fund or secure the payment of, any compensation or benefits under any Company Plan), (E) establish, adopt, enter into or amend any Company Plan or collective bargaining agreement or other agreement with a labor union, works council or similar organization, (F) enter into any employment, consulting, severance or termination agreement with any current or former director, officer or employee of the Company or any of its Subsidiaries, (G) hire, promote or terminate without “cause” the employment of any executive officer or any employee whose annual compensation exceeds $500,000, (H) forgive any loans or issue any loans (other than routine travel or business expense advances issued in the ordinary course of business consistent with Company policy) to any Company Employee, director or independent contractor (who is a natural person), or (I) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from (w) entering into or making available to newly hired employees (who may otherwise be hired in compliance with this Section 6.01(a)(ix)) or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (excluding equity-based and other long-term incentive grants), in each case, that have terms and a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or consistent with the compensation and benefits of the then-current employee whom such newly hired or promoted employee is engaged to replace or succeed, (x) taking any of the foregoing actions to comply with, satisfy Tax-qualification requirements under, or avoid the imposition of Tax under, the Code and any applicable guidance thereunder, or other applicable Law or (y) making immaterial changes in the ordinary course of business to nondiscriminatory health and welfare plans available to all employees generally;

(xii) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization or (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or any similar organization;

(xiii) materially alter or materially amend any existing underwriting, reserving, claim handling, loss control or actuarial practice guideline or policy of the Company or any Company Insurance Subsidiary or any material assumption underlying any reserves or actuarial practice or policy, except as may be required by (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization or (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or any similar organization;

(xiv) reduce or strengthen any reserves, provisions for losses or other liability amounts in respect of insurance Contracts and assumed reinsurance Contracts, except (A) as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) applicable SAP or GAAP, as applicable, (B) as a result of loss or exposure payments to other parties in accordance with the terms of insurance Contracts and assumed reinsurance Contracts or (C) in the ordinary course of business;

(xv) adopt or implement any shareholder rights plan or similar arrangement;

(xvi) (A) amend the Company Organizational Documents (other than pursuant to the Company Bye-Law Amendment) or (B) amend in any material respect the comparable Organizational Documents of any of the Subsidiaries of the Company;

(xvii) adopt any plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, continue or agree to continue the Company or any of its Subsidiaries into any other jurisdiction, or convert or agree to convert the Company or any of its Subsidiaries into any other form of legal entity (other than the liquidation of dormant Subsidiaries);

(xviii) grant any Lien (other than Permitted Liens) in any of its material properties or assets other than to secure Indebtedness permitted under Section 6.01(a)(v);

(xix) settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries, or any of their officers or directors in their capacities as such, other than the settlement of Actions (A) solely for monetary damages for an amount not to exceed $2,500,000 for any such settlement individually or $7,500,000 in the aggregate or (B) for claims under Contracts of insurance issued by the Company or any of its Subsidiaries within applicable policy or contractual limits in the ordinary course of business;

(xx) cancel any material Indebtedness or waive any material claims or rights under any Material Contract, other than in the ordinary course of business;

(xxi) amend, modify or terminate any Material Contract in such a way as to materially reduce the expected business or economic benefits thereof or enter into any Contract that would constitute a Material Contract or Company Reinsurance Contract if in effect as of the date hereof, in each case, other than in the ordinary course of business;

(xxii) enter into, amend or modify any Contract constituting a Related Party Transaction;

(xxiii) voluntarily abandon, dispose of or permit to lapse any right to Owned Intellectual Property material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

(xxiv) voluntarily abandon, dispose of or permit to lapse any Permit material to the business of the Company or any of its Subsidiaries;

(xxv) (A) make any material Tax election, except for in the ordinary course of business, (B) settle or compromise any audit or other proceeding relating to a material amount of Tax, (C) file any material amended Tax Return, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax, other than in the ordinary course of business, (E) enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any Contract entered into in the ordinary course of business that does not relate principally to Taxes), (F) surrender any right to claim any material Tax refund or (G) make any material change to any Tax accounting method, except for in the ordinary course of business;

(xxvi) acquire or dispose of any Investment Assets in any manner inconsistent with the Investment Guidelines;

(xxvii) amend, modify or otherwise change the Investment Guidelines;

(xxviii) enter into any new lines of business or withdraw from, or put into “run off”, any existing material lines of business; or

(xxix) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) Nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.02 No Solicitation by the Company; Change in Recommendation.

(a) Except as permitted by this Section 6.02, the Company shall and shall cause each of its Subsidiaries to, and its and their respective directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives (including by providing written direction to its financial advisor informing it of the obligations set forth in clauses (i) and (ii) of this Section 6.02(a)), as applicable, to, (i) immediately cease any solicitation, encouragement, discussions or negotiations of or with any Persons that may be ongoing with respect to a Takeover Proposal and (ii) during the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, not, directly or indirectly, (A) solicit, encourage, initiate or take any action to facilitate the submission of any inquiry or the making of any proposal, in each case that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any material non-public information for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal. Promptly following the execution of this Agreement, the Company shall, to the extent it had not previously done so prior to the date of this Agreement, deliver a request to each Person that has executed a confidentiality agreement with the Company during the eighteen (18) months prior to the date of this Agreement in connection with considering or making a Takeover Proposal to promptly return or destroy any non-public information previously furnished or made available to such Person or any of its Representatives on behalf of the Company or its Representatives.

(b) Notwithstanding anything contained in Section 6.02(a) or any other provision of this Agreement to the contrary, if at any time after the execution of this Agreement and prior to obtaining the Company Shareholder Approval the Company receives a bona fide Takeover Proposal, which Takeover Proposal did not result from any material breach of this Section 6.02 (provided that, solely for purposes of determining whether a breach of the first sentence of Section 6.02(a) has occurred for purposes of this Section 6.02(b), the Company’s obligation to use its reasonable best efforts to cause its Representatives to comply with the first sentence of Section 6.02(a) shall be a covenant (without qualification of reasonable best efforts) to cause its Representatives to comply with clauses (i) and (ii) of Section 6.02(a)), then (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and (ii) if the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly provide to Parent copies of such Acceptable Confidentiality Agreement; provided, further, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access that was not previously provided to Parent or its Representatives and (y) after entering into an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal.

(c) The Company shall promptly notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal and unredacted copies of all material correspondence or other material written documentation with respect thereto and written summaries of any material oral communications. The Company shall keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto and provide copies of material correspondence and summaries of material oral communications as contemplated above) on a prompt basis. For the avoidance of doubt, all information provided to Parent pursuant to this Section 6.02 will be subject to the terms of the Confidentiality Agreement.

(d) Neither the Company Board nor any committee thereof shall (x)(A) withhold or withdraw the Company Board Recommendation, (B) modify, qualify or amend the Company Board Recommendation in a manner adverse to Parent, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) approve or publicly endorse or recommend any Takeover Proposal, or refrain from recommending against any Takeover Proposal that is a tender offer or exchange offer, within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 of the Exchange Act or (E) fail to publicly reaffirm the Company Board Recommendation within ten (10) business days after receipt of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer which shall be governed by clause (D)) that has not been withdrawn; provided, that Parent may make any such request only once in any ten (10) business day period and only once for each such public Takeover Proposal and once for each public material amendment to such Takeover Proposal (any prohibited action described in this clause (x) being referred to as an “Adverse Recommendation Change”) or (y) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement pursuant to Section 6.02(b) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Company Shareholder Approval is obtained, the Company Board may:

(i) in response to an Intervening Event, if the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, make an Adverse Recommendation Change; and

(ii) in response to a Superior Proposal, if the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (A) make an Adverse Recommendation Change or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(d)(ii), pay the Company Termination Fee and enter into a Company Acquisition Agreement with respect to such Superior Proposal;

provided that the Company has given Parent at least four (4) business days’ prior written notice (a “Company Notice”) of its intention to make an Adverse Recommendation Change or cause the Company to terminate the Agreement pursuant to Section 8.01(d)(ii), which notice (I) in the case of an Intervening Event, specifies the material changes, developments, effects, circumstances, states of facts or events comprising such Intervening Event and (II) in the case of a Superior Proposal, discloses (1) the material terms and conditions of such Superior Proposal and the identity of the Person or group of Persons making such Superior Proposal and its or their financing sources, if applicable, and (2) a copy of the most current version of the Company Acquisition Agreement (if any) with respect to such Superior Proposal and any agreement in the Company’s possession relating to the financing of such Superior Proposal; provided, further, that, (X) during such four (4) business day period (it being understood and agreed that any change to the financial or other material terms and conditions of a Superior Proposal shall require an additional Company Notice to Parent of two (2) business days running from the date of such notice), the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the

Company Board to no longer make an Adverse Recommendation Change or a determination that a Takeover Proposal constitutes a Superior Proposal and (Y) the Company Board shall have determined following the end of such four (4) business day period (as it may be extended pursuant to this Section 6.02(d)), after considering the results of such negotiations and the revised proposals made by Parent, if any, after consultation with the Company’s financial advisors and outside legal counsel, (i) that the Superior Proposal giving rise to such Company Notice continues to be a Superior Proposal or (ii) that failure to make an Adverse Recommendation Change in respect of the applicable Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(e) Nothing in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to shareholders of the Company a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure or communication to shareholders of the Company that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, is required by the directors’ fiduciary duties under applicable Law or otherwise by applicable Law; provided that, if any such public disclosure by the Company or the Company Board contemplated by clause (i) or (ii) above relating to a Takeover Proposal has the substantive effect of withdrawing, withholding or adversely modifying, qualifying or amending the Company Board Recommendation or approving or endorsing a Takeover Proposal and meets the requirements set forth in Section 6.02(d), such disclosure shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such disclosure (it being understood that any “stop, look or listen” communication pursuant to Rule 14d-9(f) shall not, in and of itself, be deemed to be an Adverse Recommendation Change).

(f) As used in this Section 6.02, “group” has the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.

Section 6.03 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) shall prepare the Proxy Statement and file it with the SEC. Subject to Section 6.02, the Company Board shall make the Company Board Recommendation to the holders of Company Shares and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. Each of the Company and Parent shall notify the other promptly in writing after the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the other with copies of all written correspondence between such party or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Each of the Company and Parent shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after the resolution of any such comments. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the holders of Company Shares, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) Subject to Section 6.03(a), the Company shall take all necessary actions, including in accordance with applicable Law, the Company Organizational Documents and the rules of the New York Stock Exchange, to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, recess, reconvening or postponement thereof, the “Company Shareholders Meeting”) for the purpose of obtaining approval of the Company Bye-Law Amendment and the Company Shareholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. The Company Bye-Law Amendment proposal shall appear first on the proxy card in the Proxy Statement ahead of the proposals to obtain the Company Shareholder Approval. Subject to Section 6.02, the Company shall use its reasonable best efforts to obtain approval of the Company Bye-Law Amendment and the Company Shareholder Approval, including engaging a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from shareholders relating to the Company Bye-Law Amendment and the Company Shareholder Approval. The Company Shareholders Meeting and the record date therefor shall be set in consultation with Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company may (with Parent’s consent, such consent not to be unreasonably withheld, conditioned or delayed) adjourn, recess, reconvene or postpone the Company Shareholders Meeting if (x) the Company reasonably believes that (i) such adjournment, recess, reconvening or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Shares within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) after consultation with Parent, as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of Company Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain approval of the Company Bye-Law Amendment or the Company Shareholder Approval or (iii) such adjournment, recess, reconvening or postponement is required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff or (y) Parent requests such adjournment, recess, reconvention or postponement. The Company shall keep Parent updated with reasonable frequency with respect to proxy solicitation results.

(c) Notwithstanding any Adverse Recommendation Change, unless this Agreement has been validly terminated in accordance with Article VIII, (i) the Company shall hold the Company Shareholders Meeting for the purpose of obtaining approval of the Company Bye-Law Amendment and obtaining the Company Shareholder Approval, and nothing contained herein shall relieve the Company of such obligation and (ii) the Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Adverse Recommendation Change if and to the extent the Company Board determines after consultation with outside legal counsel that the failure to include such disclosure would be inconsistent with its fiduciary duties under applicable Laws or otherwise required by applicable Law.

Section 6.04 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions to Closing applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions, including (i) using reasonable best efforts to obtain all necessary, proper or advisable Consents from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and using reasonable best efforts to take all steps as may be necessary to obtain such Consents from any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b) Subject to Section 6.04(e) and Section 6.04(f), each party hereto shall, and shall cause its Affiliates to, use reasonable best efforts to take any and all actions necessary to avoid each and every impediment under any applicable Law that may be asserted by, or judgment, decree and order that may be entered with, any Governmental Authority with respect to this Agreement, the Merger or any other Transaction contemplated hereby so as to enable the Closing to occur, in the most expeditious manner reasonably practicable, including any of the following actions requested by any Governmental Authority, or necessary, proper or advisable to (i) obtain all Consents of Governmental Authorities necessary, proper or advisable to consummate the Transactions and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Merger or any other transaction contemplated hereby and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any judgment, decree or order of Governmental Authorities that would prevent, prohibit, restrict or delay the consummation of the Merger or any other Transaction contemplated hereby.

(c) In furtherance of and without limiting the foregoing, (i) Parent shall file a “Form A” Acquisition of Control with the Insurance Commissioner of the State of New Hampshire, within thirty (30) days after the date hereof, (ii) Parent shall file an application with the Bermuda Monetary Authority within thirty (30) days after the date hereof, (iii) Parent shall file a notification under section 178 of the Financial Services and Markets Act 2000 to the Prudential Regulation Authority and the Financial Conduct Authority within thirty (30) days after the date hereof, (iv) Parent shall file a notification under section 43 of the Lloyd’s Underwriting Agents Bye-Law and section 12 of the Lloyd’s Membership Byelaw to Lloyd’s within thirty (30) days after the date hereof, (v) Parent shall file a notification to the Swiss Financial Market Supervisory Authority within thirty (30) days after the date hereof, (vi) each of Parent and the

Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Transactions and requesting early termination of the waiting period under the HSR Act, within thirty (30) days after the date hereof, (vii) Parent shall file any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Insurance Laws within thirty (30) days after the date hereof and (viii) Parent or the Company, as applicable, shall make any other necessary, proper or advisable registrations, filings and notices within sixty (60) days after the date hereof. All filing fees payable in connection with the foregoing shall be borne by Parent.

(d) Each of the Company, Parent and Merger Sub shall consult with one another with respect to the obtaining of all Consents of Governmental Authorities necessary, proper or advisable to consummate the Transactions and each of the Company, Parent and Merger Sub shall keep the others reasonably apprised on a prompt basis of the status of matters relating to such Consents. Parent and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose Consent is required to consummate the Transactions, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such Consent will not be obtained or that the receipt of any such Consent will be materially delayed or conditioned. Parent, Merger Sub and the Company shall not, and shall cause their respective Affiliates not to, permit any of their respective Representatives to participate in any live or telephonic meeting with any Governmental Authority (other than routine or ministerial matters) in respect of any filings, investigation or other inquiry relating to the Transactions, unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting. Notwithstanding the foregoing or anything else contained in this Agreement, no party shall be obligated to provide information to another party if such party determines, in its reasonable judgment, that (i) doing so would violate applicable Law or a Contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or expose such party to risk of liability for disclosure of sensitive or personal information (it being understood that the parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to enable such information to be furnished or made available to the requesting party or its Representatives without so jeopardizing privilege or protection, incurring liability or contravening applicable Law or Contract, agreement or obligation, including by entering into a customary joint defense agreement or common interest agreement with the requesting party to the extent such an agreement would preserve the applicable privilege or protection) or (ii) such information is not directly related to the Transactions. For the avoidance of doubt, this Section 6.04(d) (except for the immediately preceding sentence) shall not apply with respect to Tax matters.

(e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall a party or any of its Affiliates be required by a Governmental Authority to agree to take, or enter into any action, which action is not conditioned upon the Closing.

(f) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Affiliates be required to (and in no event shall the Company or any Subsidiary of the Company agree to without the prior written consent of Parent) take any action, including entering into any consent decree, hold separate order or other arrangement, that would, or would reasonably expected to have, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole (any such requirement, individually or together with all other such requirements, a “Parent Burdensome Condition”).

Section 6.05 Transfer Taxes. All share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Parent or the Surviving Company, and, prior to the Effective Time, the Company shall cooperate with Parent in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

Section 6.06 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not (and shall not cause or permit their respective Subsidiaries or Representatives to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for as otherwise explicitly provided in Section 6.02. The parties agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties. The Company shall not make any internal announcements or other communications to its employees or other constituents with respect to this Agreement or the Transactions without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Parent and the Company may make any oral or written public or internal announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly or internally disclosed and previously subject to the foregoing requirements.

Section 6.07 Access to Information. Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that, notwithstanding the foregoing or anything else contained in this Agreement, no party shall be obligated to provide information to another party if such party determines, in its reasonable judgment, that (i) doing so would violate applicable Law or a Contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or expose such party to risk of liability for disclosure of sensitive or personal information (it being understood that the parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to enable such information to be furnished or made available to the requesting party or its Representatives without so jeopardizing privilege or protection, incurring liability or contravening applicable Law or Contract, agreement or obligation, including by entering into a customary joint defense agreement or common interest agreement with the requesting party to the extent such an agreement would preserve the applicable privilege or protection) or (ii) such information is not directly related to the Transactions. All requests for information made pursuant to this Section 6.07 shall be directed to the Person designated by the Company.

Section 6.08 Confidentiality. Notwithstanding anything to the contrary in the Confidentiality Agreement, the terms of the Confidentiality Agreement are hereby amended such that the Confidentiality Agreement shall remain in full force and effect until the Effective Time or, if this Agreement is earlier terminated pursuant to Section 8.01, until the Confidentiality Agreement expires in accordance with its terms and shall apply to any information provided by any party to another party pursuant to the terms of this Agreement.

Section 6.09 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, together with such Person’s heirs, executors and administrators, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law; provided that no Indemnitee shall be indemnified against any liability which by virtue of any rule of law attaches to such Indemnitee in respect of any fraud or dishonesty of which such Indemnitee is guilty in relation to the Company as finally determined by the Supreme Court of Bermuda; and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the Organizational Documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this

Agreement providing for indemnification between the Company and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, to the fullest extent permitted under applicable Law, the memorandum of association and bye-laws of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, Parent shall, and shall cause the Surviving Company to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 6.09 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.09) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be finally determined by a court of competent jurisdiction that such Person is not entitled to be indemnified pursuant to this Section 6.09(a).

(b) None of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action, litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.09 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Company shall maintain in effect the current directors’ and officers’ liability insurance of the Company and its Subsidiaries covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the directors’ and officers’ liability insurance policies of the Company and its Subsidiaries on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policies in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that, if the annual premium for such insurance shall exceed 300% of the current annual premium (such 300% threshold, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. The Company may prior to the Effective Time purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six (6) years, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, including the Transactions. If such prepaid “tail” policy has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.09(c) and the Surviving Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 6.09 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by Contract or otherwise. The obligations of Parent and the Surviving Company under this Section 6.09 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.09 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.09 applies shall be third party beneficiaries of this Section 6.09).

(e) In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 6.09.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to or in substitution for any such claims under such policies.

Section 6.10 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Employee Matters.

(a) From and after the Effective Time through the end of the calendar year following the year in which the Effective Time occurs (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company to provide, each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”) with (i) a base salary or wage rate that is no less than that provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time, (ii) target annual plus target long-term incentive compensation opportunity that is substantially similar, in the aggregate, to the target annual incentive compensation plus target long-term incentive compensation opportunity (excluding any “Partner’s Plan”, special, one-time or transaction-based compensation opportunities) provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time, it being understood that the form of such incentives shall be in Parent’s discretion, and (iii) other compensation and employee benefits (excluding long-term incentive, special, one-time or transaction-based compensation and benefits) that are (A) during the calendar year in which the Effective Time occurs, no less favorable, in the aggregate, than those provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time and (B) for the remainder of the Continuation Period, substantially comparable in the aggregate to either, at Parent’s election, (x) those provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time or (y) those provided by Parent to its similarly situated employees. Without limiting the generality of the foregoing, Parent shall provide, or shall cause the Surviving Company to provide, each Company Employee (other than each Company Employee listed in Section 6.11(a)(i) or (ii) of the Company Disclosure Letter) who experiences a termination of employment from Parent, the Surviving Company or any of their respective Affiliates during the Continuation Period with severance benefits that are no less favorable than those provided to similarly situated Parent employees under Parent’s severance plans.

(b) Without limiting the generality of Section 6.11(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Company to honor and continue all of the Company’s employment, severance, retention, termination and change-in-control plans, policies, programs, agreements and arrangements maintained by the Company or any of its Subsidiaries as set forth in Section 6.11(b) of the Company Disclosure Letter, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), subject, in each case, to the terms and conditions of such arrangements.

(c) With respect to all employee benefit plans of Parent, the Surviving Company and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any paid time off and severance plans) in which Company Employees are eligible to participate following the Effective Time (the “New Benefit Plans”), for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Company or any of its Subsidiaries (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns); provided, however, that for the avoidance of doubt such service need not be recognized for purposes of any retiree health or welfare arrangements, any frozen benefit plan, benefit accrual under any defined benefit pension plan or to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) Without limiting the generality of Section 6.11(a), Parent shall, or shall cause the Surviving Company to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any New Benefit Plan that is a welfare benefit plan in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. With respect to such New Benefit Plans, Parent shall, or shall cause the Surviving Company to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) prior to the Effective Time during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) For the avoidance of doubt, for purposes of any Company Plan containing a definition of “change in control” or “change of control” (or term of similar import) that relates to the Company, the occurrence of the Closing shall be deemed to constitute a “change in control” or “change of control” (or such term of similar import) of the Company under such Company Plan.

(f) If requested by Parent at least ten (10) business days prior to the Effective Time, the Company shall terminate any and all Company Plans intended to qualify under Section 401(k) of the Code or listed in Section 6.11(f) of the Company Disclosure Letter, effective not later than the business day immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plan(s) or other Company Plans be terminated, the Company shall provide Parent with the evidence that such 401(k) plan(s) or other Company Plans have been terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review by Parent) not later than five (5) business day(s) immediately preceding the Effective Time. Such resolutions shall provide for the immediate vesting of any accrued but unvested benefits under the terminated 401(k) plan(s) and the payment of any then unpaid employer matching contributions under the terminated 401(k) plan(s) in respect of the year in which the Effective Time occurs.

(g) As soon as practicable following the Effective Time, Parent shall permit each Company Employee who is a participant in any terminated 401(k) plan(s) to roll over his or her account balance(s) and outstanding loan balance(s), if any, thereunder into a plan maintained by Parent that is intended to qualify under Section 401(k) of the Code.

(h) With respect to any Company Employee whose principal place of employment is outside of the United States, Parent’s obligations under this Section 6.11 shall be modified to the extent necessary to comply with applicable Law of the foreign countries and political subdivisions thereof in which such Company Employee primarily performs his duties.

(i) The provisions of this Section 6.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and, except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing contained in this agreement is intended to prevent Parent, the Surviving Company or any of their Affiliates from, after the Effective Time, (i) amending or terminating any of their benefit plans in accordance with their terms or (ii) terminating the employment of any Company Employee.

Section 6.12 Notification of Certain Matters; Shareholder Litigation. During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement, the Statutory Merger Agreement or the Transactions. Subject to applicable Law, each party shall give the other party the opportunity to participate, at such other party’s sole cost and expense, in the defense and settlement of any litigation by any shareholder of the Company against the first party or its directors relating to this Agreement, the Statutory Merger Agreement or the Transactions, and no such settlement shall be agreed to without such other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.13 Merger Sub Shareholder Approval. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving this Agreement, the Statutory Merger Agreement and the Merger (the “Merger Sub Shareholder Approval”).

Section 6.14 Tax Matters. Prior to the Closing Date, the Company shall reasonably consult with Parent regarding any material transactions of the Company or its Subsidiaries that the Company intends to enter into (other than transactions expressly contemplated by this Agreement), including making any election under Section 953(d) of the Code, if such material transactions are being undertaken for the purposes of complying with or minimizing the adverse Tax impact of the Tax Cuts and Jobs Act, P.L. 115-97, and shall not enter into any such material transaction without the consent of Parent, such consent not be unreasonably withheld, conditioned or delayed.

Section 6.15 Client Consents. The Company shall, or shall cause the applicable IA Subsidiary to, use commercially reasonable efforts to obtain the consent (which consent may take the form of negative consent to the extent written consent is not required by such Client’s Advisory Contract or, if the Client is a Private Fund, the Private Fund’s Organizational Documents) of each Client to the assignment or deemed assignment of such Client’s Advisory Contract in connection with the transactions contemplated hereby (the “Advisory Client Consents”). In connection with obtaining the Advisory Client Consents, (a) the Company shall take reasonable steps to keep Parent reasonably informed of the status of obtaining such Advisory Client Consents and such other actions and, upon Parent’s request, make available to Parent copies of all such executed Advisory Client Consents and other records relating to the Advisory Client Consent process and (b) Parent shall have the right to review in advance of distribution the general forms of any notices or other materials to be distributed by any IA Subsidiary to Clients (or, if the Client is a Private Fund, any limited partner, member or beneficial owner of the Private Fund) and shall have the right to have its reasonable comments considered by the Company in a commercially reasonable manner prior to distribution.

Section 6.16 Existing Indebtedness. If requested by Parent, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub in taking such actions as are necessary under the indentures listed in item (iii) of Section 4.16 of the Company Disclosure Letter (collectively, “Existing Debt Documents”) in respect of the Transactions, including delivering or causing a Subsidiary to deliver any such notices, agreements, documents or instruments necessary, proper or advisable to comply with the terms thereof, including the delivery of officer certificates and opinions of counsel required to be delivered thereunder in connection with the Transactions. If requested by Parent, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub in either (a) arranging for the termination of Existing Debt Documents (or redemption of the relevant notes or debentures) at the closing (or such other date thereafter selected by Parent) and the procurement of customary payoff letters and other customary release documentation in connection therewith or (b) obtaining any consents required under the credit agreements listed in Section 4.03(c) of the Company Disclosure Letter to permit the consummation of the Transactions thereunder. In furtherance of the foregoing, if requested by Parent, the Company shall and shall cause its Subsidiaries to execute and deliver such customary notices, agreements, documents or instruments necessary to either terminate the Existing Debt Documents or redeem the relevant notes or debentures, in each case effective as of the Closing (or such other date thereafter selected by the Parent) or to obtain the consents required under the credit agreements listed in Section 4.03(c) of the Company Disclosure Letter, as determined by Parent in its sole discretion. Notwithstanding anything in this Section 6.16 to the contrary, in no event shall the Company be required in connection with its obligations under this Section 6.16 to (i) incur or agree to incur any out-of-pocket expenses unless they are promptly reimbursed by Parent, (ii) incur or agree to incur any consent, amendment or similar fee unless Parent provides the funding to the Company therefor (iii) incur any liability in connection therewith prior to the Closing Date unless contingent upon the occurrence of the Closing, (iv) unreasonably interfere with the normal operations of the Company and its Subsidiaries, (v) include any actions that the Company reasonably believes could (w) violate its certificate of incorporation or bylaws (or comparable documents), (x) violate any applicable law, (y) constitute a default or violation under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit to which such Person is entitled under any provision of, any agreement or other instrument binding upon such Person or to which such Person is a party, or (z) result in the creation or imposition of any lien on any asset of such Person, (vi) to waive or amend any terms of this Agreement or (vii) result in any of the Company’s or any of its Subsidiaries’ Representatives incurring any personal liability with respect to any matters relating to the this Section 6.16. Parent shall defend, indemnify and hold harmless any the Company, its Subsidiaries and any of their Representatives from, against and in respect of any and all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses resulting from or incurred in connection with the cooperation hereunder. Notwithstanding this Section 6.16 or anything in this Agreement to the contrary, each of the parties hereto agrees that it is not a condition to the Closing that the payoff letters, consents, amendments or other similar actions described in this section be obtained.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Other Approvals. (i) Any waiting period (or extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and (ii) the Consents of, or declarations, notifications or filings with, and the other terminations or expirations of waiting periods required from, the Governmental Authorities set forth in Schedule I shall have been filed, have occurred or been obtained (with respect to Parent’s and Merger Sub’s obligations only, without imposition of a Parent Burdensome Condition) and, if applicable, shall be in full force and effect (collectively, the “Required Regulatory Approvals”).

(c) No Injunctions or Restraints. No injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (in each case, if with respect to any Antitrust Laws or Insurance Laws, solely with respect to the Required Regulatory Approvals) (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal or prohibiting consummation of the Merger.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 4.06(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in Section 4.02(a), Section 4.02(b), Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.14 and Section 4.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) or (ii) of this Section 7.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct has not had and would not, individually or in the aggregate, constitute a Material Adverse Effect. Parent shall have received a certificate dated as of the Closing Date signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Obligations and Agreements. The Company shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company to such effect.

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 5.02(a), Section 5.02(b), Section 5.02(d) and Section 5.10 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 7.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct has not had and would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. The Company shall have received a certificate dated as of the Closing Date signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(b) Obligations and Agreements. Parent and Merger Sub shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

Section 7.04 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if the failure of the Company to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, was a principal cause of or resulted in the failure of such condition to be satisfied. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if the failure of Parent or Merger Sub to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, was a principal cause of or resulted in the failure of such condition to be satisfied.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of the Company Board and the Parent Board;

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or prior to September 21, 2018 (as such date may be extended pursuant to the first proviso to this Section 8.01(b)(i) and, if applicable, Section 9.08, the “Walk-Away Date”); provided, however, that if on such date the condition precedent to the consummation of the Merger and the other Transactions set forth in Section 7.01(b) shall not have been satisfied but all other conditions precedent to the consummation of the Merger and the other Transactions have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on that date), then the Walk-Away Date shall automatically be extended to December 21, 2018; provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement, including its failure to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, has been a principal cause of or resulted in the failure of the Merger to be consummated on or prior to such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have performed in all material respects its obligations under this Agreement, including to use its reasonable best efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof.

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is not reasonably capable of being cured prior to the Walk-Away Date or, if reasonably capable of being cured, shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(ii) prior to receipt of the Company Shareholder Approval, if (A) the Company Board shall have effected an Adverse Recommendation Change or (B) there shall have occurred any Willful Breach of Section 6.02 or Section 6.03 by the Company; provided, however, that Parent’s right to terminate this Agreement pursuant to Section 8.01(c)(ii)(A) shall expire ten (10) business days after the date on which such Adverse Recommendation Change is made in accordance with the terms of this Agreement; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (B) is not reasonably capable of being cured prior to the Walk-Away Date or, if reasonably capable of being cured, shall not have been cured within thirty (30) days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(ii) prior to receipt of the Company Shareholder Approval, in connection with entering into a Company Acquisition Agreement in accordance with clause (ii) of the second sentence of Section 6.02(d); provided that, prior to or concurrently with such termination, the Company pays the amounts due under Section 8.03 in accordance with the terms thereof.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 6.08, this Section 8.02, Section 8.03, Article IX and the last sentence of Section 6.07, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) no such termination shall relieve any party from liability for any Willful Breach by such party of any provision of this Agreement or actual fraud (which shall not include constructive fraud or similar claims).

Section 8.03 Company Termination Fee.

(a) In the event that:

(i) (A) this Agreement is terminated by Parent pursuant to Section 8.01(c)(i) (other than a termination because of a breach of Section 4.06(b)), (B) at any time after the date hereof and prior to the breach giving rise to Parent’s right to terminate under Section 8.01(c)(i), a Takeover Proposal shall have been publicly announced or publicly made known to the holders of Company Shares and not withdrawn at least three (3) business days prior to such breach and (C) within twelve (12) months after such termination, the Company either consummates any Takeover Proposal or enters into a definitive written agreement to consummate any Takeover Proposal and the Company thereafter consummates any Takeover Proposal (whether or not within such twelve (12) month period), the Company shall pay to Parent or its designee the Company Termination Fee by wire transfer of same-day funds within two (2) business days after the consummation of the Takeover Proposal; provided that for purposes of this Section 8.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”;

(ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii), (B) at any time after the date hereof and prior to the Company Shareholders Meeting, a Takeover Proposal shall have been publicly announced or publicly made known to the holders of Company Shares and not publicly withdrawn at least ten (10) business days prior to the Company Shareholders Meeting and (C) within twelve (12) months after such termination, the Company either consummates any Takeover Proposal or enters into a definitive written agreement to consummate any Takeover Proposal and the Company thereafter consummates any Takeover Proposal (whether or not within such twelve (12) month period), the Company shall pay to Parent or its designee the Company Termination Fee by wire transfer of same-day funds within two (2) business days after the consummation of the Takeover Proposal; provided, however, that if the Takeover Proposal that is consummated by the Company does not involve the Person who made the Takeover Proposal described in clause (B) or an Affiliate of such Person, the amount payable under this Section 8.03(a)(ii) shall be reduced to fifty percent (50%) of the Company Termination Fee (the “Alternate Fee”); provided, further, that for purposes of this Section 8.03(a)(ii), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”;

(iii) this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii), the Company shall pay the Company Termination Fee to Parent or its designee by wire transfer of same-day funds simultaneously with such termination; or

(iv) this Agreement is terminated by Parent pursuant to Section 8.01(c)(ii), the Company shall pay the Company Termination Fee to Parent or its designee by wire transfer of same-day funds within two (2) business days after such termination.

In no event shall the Company be required to pay (x) the Company Termination Fee or the Alternate Fee more than once or (y) both of the Company Termination Fee and the Alternate Fee.

(b) Each of the parties acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.03, and, in order to obtain the payment, Parent commences an Action which results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall pay Parent for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE IX

MISCELLANEOUS

Section 9.01 No Survival of Representations and Warranties. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article III, Section 6.09 and Section 6.11 shall survive the Effective Time. No other representations, warranties, obligations or agreements in this Agreement shall survive the Effective Time.

Section 9.02 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties, by action taken by the Parent Board and the Company Board; provided, however, that following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the shareholders of the Company without such approval.

Section 9.03 Extension of Time, Waiver, Etc.At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.04 shall be null and void.

Section 9.05 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties any rights or remedies hereunder except for (i) if the Effective Time occurs, the right of the holders of Company Shares to receive the Merger Consideration payable in accordance with Article III and (ii) the provisions set forth in Section 6.09 of this Agreement. Notwithstanding the foregoing, the Company shall have the right to recover, through an Action brought by the Company, damages from Parent in the event of a breach of this Agreement by Parent, in which event the damages recoverable by the Company for itself and on behalf of the holders of Company Shares shall be determined by reference to the total amount that would have been recoverable under the circumstances of such breach by such holders if all such holders brought an action against Parent and were recognized as third party beneficiaries hereunder. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Merger.

(b) All Actions brought by one party to this Agreement against another party to this Agreement arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the Transactions (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 9.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Each party agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9.10 of this Agreement. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 9.08 Specific Enforcement. The parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 9.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Walk-Away Date, any party brings any action, in each case, in accordance with this Section 9.08, to enforce specifically the performance of the terms and provisions hereof by any other party, the Walk-Away Date shall automatically be extended (x) for the period during which such action is pending, plus ten (10) business days or (y) by such other time period established by the court presiding over such action, as the case may be.

Section 9.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.09.

Section 9.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

American International Group, Inc.

175 Water Street

New York, New York 10038

Facsimile:     212-770-3500

Attention:     General Counsel

with copies (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile:     212-909-6836

Email:           jmvasily@debevoise.com

Attention:     John M. Vasily

Facsimile:     212-521-7203

Email:         dgrosgold@debevoise.com

Attention:   David Grosgold

If to the Company, to:

Validus Holdings, Ltd.

29 Richmond Road

Pembroke, Bermuda HM08

Facsimile:     441-278-9009

Email:           robert.kuzloski@validusholdings.com

Attention:     Robert F. Kuzloski

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile:     212-735-2000

Email:           todd.freed@skadden.com

Attention:     Todd E. Freed

Email:           jon.hlafter@skadden.com

Attention:     Jon A. Hlafter

or such other address, facsimile number or email address as such party may hereafter specify by like notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m., Bermuda time, and such day is a business day in Bermuda. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 9.11 Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.11 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.12 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

Section 9.13 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party of any one remedy shall not preclude the exercise by it of any other remedy.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

by	/s/ Peter Zaffino
Name: Peter Zaffino
Title: Executive Vice President – General Insurance and Global Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]

VENUS HOLDINGS LIMITED

by	/s/ Siddhartha Sankaran
Name: Siddhartha Sankaran Title: Executive Vice President

[Signature Page to Agreement and Plan of Merger]

VALIDUS HOLDINGS, LTD.

by	/s/ Edward J. Noonan
Name: Edward J. Noonan Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Dated [•], 2018

VALIDUS HOLDINGS, LTD.

and

VENUS HOLDINGS LIMITED

and

AMERICAN INTERNATIONAL GROUP, INC.

STATUTORY MERGER

AGREEMENT

THIS MERGER AGREEMENT dated [•] is made

BETWEEN:

(1)	VALIDUS HOLDINGS, LTD., a company registered in Bermuda under number [•] as an exempted company having its registered office at [•] (the “Company”);

(2)	VENUS HOLDINGS LIMITED, a company registered in Bermuda under number [•] as an exempted company having its registered office at Crawford House, 50 Cedar Avenue, Hamilton HM 11 Bermuda (“Merger Sub”); and

(3)	AMERICAN INTERNATIONAL GROUP, INC., a company registered in Delaware under number [•] having its registered office at [•] (“Parent”).

WHEREAS:

(1)	Merger Sub is a wholly owned subsidiary of Parent.

(2)	The Company and Merger Sub have agreed to merge pursuant to Section 104H of the Companies Act (as defined below) and the Company will survive the Merger as a Bermuda exempted company on the terms hereinafter appearing.

(3)	This Agreement is the “Statutory Merger Agreement” as referred to in the Agreement and Plan of Merger (as defined below).

(4)	Pursuant to the terms of the Agreement and Plan of Merger, the shareholders of the Company have approved the Merger and this Agreement.

(5)	Pursuant to the terms of the Agreement and Plan of Merger, Parent, as the sole shareholder of Merger Sub, has approved the Merger and this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Agreement and Plan of Merger” means the agreement and plan of merger dated as of January 21, 2018 and made among the Company (1), Merger Sub (2) and Parent (3) relating to, inter alia, the Merger;

“Companies Act” means the Companies Act 1981 (as amended) of Bermuda;

“Excluded Shares” means all Company Shares that are (1) owned by the Company as treasury shares or owned by any direct or indirect wholly owned Subsidiary of the Company or (2) owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent, issued and outstanding immediately prior to the Effective Time; and

“Merger Conditions” means the conditions to the Closing set out in Article VII in the Agreement and Plan of Merger.

1.2	All capitalized terms used but not otherwise defined in this Statutory Merger Agreement have the respective meanings ascribed to such terms in the Agreement and Plan of Merger.

2.	Effectiveness of the Merger

2.1	The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger, pursuant to Section 104H of the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger.

2.2	The Merger shall be conditional on:

2.2.1	the satisfaction (or, if capable of waiver, waiver in accordance with the terms of the Agreement and Plan of Merger) of each of the Merger Conditions; and

2.2.2	the issuance of the Certificate of Merger by the Registrar.

2.3	The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger.

3.	Name

The Surviving Company shall be named [•].

4.	Memorandum of Association

The memorandum of association of Merger Sub immediately prior to the Effective Time shall be the memorandum of association of the Surviving Company until thereafter amended as provided by Law.

5.	Bye-laws

The bye-laws of Merger Sub immediately prior to the Effective Time shall be the bye-laws of the Surviving Company until thereafter amended as provided by Law.

6.	Directors

6.1	The names and addresses of the persons proposed to be the inaugural directors of the Surviving Company, being the directors of Merger Sub immediately prior to the Effective Time, are as follows:

[To be inserted prior to execution]

[To be inserted prior to execution]

[To be inserted prior to execution]

[etc]

6.2	Those individuals identified above shall hold office as directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, in accordance with the Companies Act and the bye-laws of the Surviving Company.

6.3	The management and supervision of the business and affairs of the Surviving Company shall be under the control of the directors of the Surviving Company from time to time subject to the provisions of the Companies Act and the bye-laws of the Surviving Company.

7.	Effect of Merger on Share Capital of Merger Sub

At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any share capital of the Company or Merger Sub, each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one duly authorized, validly issued, fully paid and non-assessable common share, par value $0.01 per common share, of the Surviving Company.

8.	Effect of Merger on Share Capital of the Company

8.1	At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any share capital of the Company or Merger Sub:

8.1.1	each Excluded Share shall automatically be canceled and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor; and

8.1.2	subject to clause 8.4, each other Company Share issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into and shall thereafter represent the right to receive the Merger Consideration on the terms and subject to the conditions of the Agreement and Plan of Merger, and all such Company Shares shall no longer be issued and outstanding and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Company Shares represented thereby to be paid in consideration therefor in accordance with the terms and subject to the conditions of the Agreement and Plan of Merger and, in each case, without interest.

8.2	Subject to clause 8.4, each Series A Preferred Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preferred share of the Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Series A Preferred Shares, which certificate of designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Companies Act.

8.3	Subject to clause 8.4, each Series B Preferred Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preferred share of the Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Series B Preferred Shares, which certificate of designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Companies Act.

8.4	At the Effective Time, each Dissenting Share shall automatically be canceled and, unless otherwise required by any applicable Law, converted into the right to receive, the Merger Consideration with respect to Company Shares, the preferred shares of the Surviving Company as described in clause 8.2 with respect the Series A Preferred Shares or the preferred shares of the Surviving Company as described in clause 8.3 with respect to the Series B Preferred Shares and any holder of Dissenting Shares shall, in the event that the Appraised Fair Value is greater than, Merger Consideration with respect to Company Shares, the preferred shares of the Surviving Company as described in clause 8.2 with respect the Series A Preferred Shares or the preferred shares of the Surviving Company as described in clause 8.3 with respect to the Series B Preferred Shares, be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined by the Supreme Court of Bermuda (the “Court”) under Section 106(6) of the Companies Act pursuant to such appraisal procedure. In the event of an Appraisal Withdrawal with regards to a holder of Dissenting Shares, such holder’s Dissenting Shares shall be canceled and converted as of the Effective Time into the right to receive the Merger Consideration with respect to Company Shares, the preferred shares of the Surviving Company as described in clause 8.2 with respect the Series A Preferred Shares or the preferred shares of the Surviving Company as described in clause 8.3 with respect to the Series B Preferred Shares, for each such Dissenting Share.

9.	Miscellaneous

9.1	Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

9.2	This Agreement and the documents referred to in this Agreement constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

9.3	Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.

9.4	Any waiver of any right under this Agreement shall only be effective if it is in writing, and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signing on behalf of such party.

9.5	Unless specifically provided otherwise, rights arising under this Agreement shall be cumulative and shall not exclude rights provided by law.

9.6	This Agreement shall terminate upon the earliest to occur of: (i) agreement in writing between Parent, Merger Sub and the Company at any time prior to the Effective Time; and (ii) automatically upon termination of the Agreement and Plan of Merger in accordance with its terms. Without prejudice to the provisions of the Agreement and Plan of Merger, in the event of the termination of this Agreement as provided in this clause 9.6, there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates.

9.7	This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.8	The provisions of this Agreement shall not be deemed to modify, add to or amend the provisions of the Agreement and Plan of Merger. In the event of any conflict or inconsistency between the terms of this Agreement and the Agreement and Plan of Merger, the Agreement and Plan of Merger shall prevail.

9.9	Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment not permitted by this clause 9.9 shall be null and void.

10.	Notices

All notices, requests and other communications to any party given under this Agreement shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

[•]
Facsimile:	[•]
Email:	[•]
Attention:	[•]

with copies (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile:	212-909-6836
Email:	jmvasily@debevoise.com
Attention:	John M. Vasily
Facsimile:	212-521-7203
Email:	dgrosgold@debevoise.com
Attention:	David Grosgold

If to the Company, to:

[•]

Facsimile:	[•]
Email:	[•]
Attention:	[•]

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile:	212-735-2000
Email:	todd.freed@skadden.com
Attention:	Todd E. Freed
Email:	jon.hlafter@skadden.com
Attention:	Jon A. Hlafter

or such other address, facsimile number or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. Bermuda time and such day is a business day in Bermuda. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

11.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

The parties to this Agreement hereby irrevocably agree that the Court shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in the Court on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of	SIGNED for and on behalf of
VALIDUS HOLDINGS, LTD.	AMERICAN INTERNATIONAL GROUP, INC.

By:	By:
Name:	Name:
Title:	Title:

SIGNED for and on behalf of
VENUS HOLDINGS LIMITED

By:
Name:
Title:

EXHIBIT B

COMPANY BYE-LAW AMENDMENT

The Company Bye-Laws shall be amended by the addition of the following new bye-law as bye-law 72 under the caption “MEMBER VOTE TO APPROVE A MERGER OR AMALGAMATION”

“72. Merger or Amalgamation

A resolution proposed for consideration at general meeting to approve the merger or amalgamation of the Company with any other company shall require the affirmative vote of a majority of the votes cast by Members that are present (in person or by proxy) and voting at such general meeting and the quorum for such general meeting shall be as set forth in Bye-law 26.1.”

B-1